Exhibit 10.6

DRAFT - June 14, 2017

Published CUSIP Number:

FORM OF CREDIT AGREEMENT

Dated as of June [     ], 2017

among

SAFETY, INCOME AND GROWTH, INC.,
as the Borrower,

SAFETY INCOME AND GROWTH OPERATING PARTNERSHIP LP,

and

CERTAIN SUBSIDIARIES OF

SAFETY INCOME AND GROWTH OPERATING PARTNERSHIP LP

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent

BANK OF AMERICA, N.A.
JPMORGAN CHASE BANK, N.A.
 BARLCAYS BANK PLC,
 as L/C Issuers

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
 JPMORGAN CHASE BANK, N.A.
 BARLCAYS BANK PLC,
as Joint Lead Arrangers

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
 as Sole Bookrunner

i

5.01	Existence, Qualification and Power	89
5.02	Authorization; No Contravention	90
5.03	Governmental Authorization; Other Consents	90
5.04	Binding Effect	90
5.05	Financial Statements; No Material Adverse Effect	90
5.06	Litigation	91
5.07	No Default	92
5.08	Ownership of Property; Liens	92
5.09	Environmental Compliance	92
5.10	Insurance	92
5.11	Taxes	92
5.12	Compliance with ERISA	93
5.13	Subsidiaries; Equity Interests	94
5.14	Margin Regulations; Investment Company Act	94
5.15	Disclosure	95
5.16	Compliance with Laws	95
5.17	Taxpayer Identification Number	95
5.18	Anti-Corruption Laws and Sanctions; Anti-Money Laundering	95
5.19	Solvency	95
5.20	Principal Offices	96
5.21	REIT Status and Stock Exchange Listing	96
5.22	No Burdensome Agreements	96
5.23	Collateral Documents	96
5.24	Organization Documents	96
5.25	Borrowing Base Assets	96
5.26	EEA Financial Institutions	96

Article VI.	AFFIRMATIVE COVENANTS	96

6.01	Financial Statements	96
6.02	Certificates; Other Information	97
6.03	Notices	99
6.04	Payment of Obligations	101
6.05	Preservation of Existence, Etc.	101
6.06	Maintenance of Properties	101
6.07	Maintenance of Insurance	101
6.08	Compliance with Laws	104
6.09	Books and Records	104
6.10	Inspection Rights	104
6.11	Use of Proceeds	105
6.12	Springing Mortgage Requirement; Additional Subsidiary Guarantors	105
6.13	Anti-Corruption Laws	108
6.14	Information Regarding Collateral	108
6.15	Maintenance of REIT Status; Stock Exchange Listing	108
6.16	Appraisals	108
6.17	Further Assurances	109

Article VII.	NEGATIVE COVENANTS	109

7.01	Liens	109
7.02	Investments	110
7.03	Indebtedness	111
7.04	Fundamental Changes	111
7.05	Dispositions	112
7.06	Restricted Payments	112
7.07	Change in Nature of Business	113
7.08	Transactions with Affiliates	113
7.09	Burdensome Agreements	114
7.10	Use of Proceeds	114
7.11	Financial Covenants	115
7.12	Sanctions	115
7.13	Anti-Corruption Laws; Anti-Money Laundering	115
7.14	Amendments, Waivers and Terminations of Certain Agreements	116
7.15	Accounting Changes; Fiscal Year	116

Article VIII.	EVENTS OF DEFAULT AND REMEDIES	116

8.01	Events of Default	116
8.02	Remedies Upon Event of Default	119
8.03	Application of Funds	120

Article IX.	ADMINISTRATIVE AGENT	121

9.01	Appointment and Authority	121
9.02	Rights as a Lender	121
9.03	Exculpatory Provisions	122
9.04	Reliance by Administrative Agent	123
9.05	Delegation of Duties	123
9.06	Resignation of Administrative Agent	123
9.07	Non-Reliance on Administrative Agent and Other Lenders	125
9.08	No Other Duties, Etc.	125
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	125
9.10	Collateral and Guaranty Matters	127

Article X.	MISCELLANEOUS	128

10.01	Amendments, Etc.	128
10.02	Notices; Effectiveness; Electronic Communication	129
10.03	No Waiver; Cumulative Remedies; Enforcement	132
10.04	Expenses; Indemnity; Damage Waiver	132
10.05	Payments Set Aside	135
10.06	Successors and Assigns	135
10.07	Treatment of Certain Information; Confidentiality	140
10.08	Right of Setoff	141
10.09	Interest Rate Limitation	141
10.10	Counterparts; Integration; Effectiveness	141

10.11	Survival of Representations and Warranties	142
10.12	Severability	142
10.13	Replacement of Lenders	142
10.14	Governing Law; Jurisdiction; Etc.	143
10.15	Waiver of Jury Trial	144
10.16	No Advisory or Fiduciary Responsibility	144
10.17	Electronic Execution of Assignments and Certain Other Documents	145
10.18	USA PATRIOT Act	145
10.19	ENTIRE AGREEMENT	146
10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	146
10.21	Appraisals	146

Article XI.	MISCELLANEOUS	147

11.01	Guaranty	147
11.02	Rights of Lenders	148
11.03	Certain Waivers	148
11.04	Obligations Independent	149
11.05	Subrogation	149
11.06	Termination; Reinstatement	149
11.07	Subordination	149
11.08	Stay of Acceleration	150
11.09	Condition of the Borrower	150
11.10	Limitations on Enforcement	150
11.11	Contribution	150
11.12	Investment Grade Release	151

SCHEDULES

2.01                        Commitments and Applicable Percentages

2.18                        Collateral and Borrowing Base Assets List

5.12                        Multiemployer Plans/Collective Bargaining Agreements

5.13                        Subsidiaries; Equity Interests

10.02                 Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A                                       Form of Committed Loan Notice

B                                       Form of Borrowing Base Certificate

C                                       Form of Note

D                                       Form of Compliance Certificate

E                                        Form of Assignment and Assumption

F-1                              Form of Perfection Certificate

F-2                              Form of Perfection Certificate Supplement

G                                       Form of U.S. Tax Compliance Certificates

H                                      Form of Joinder Agreement

I                                           Survey Requirements

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June [    ], 2017, among SAFETY, INCOME AND GROWTH, INC., a Maryland corporation (the “Borrower”), SAFETY INCOME AND GROWTH OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Operating Partnership”) and certain subsidiaries of the Operating Partnership from time to time party hereto, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A. and BARCLAYS BANK PLC, as L/C Issuers.

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.                          DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affiliate” as applied to any Person, means any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, that Person.

“Aggregate Commitments” means at any time, the aggregate amount of the Commitments of all the Lenders then in effect.  On the Closing Date, the Aggregate Commitments are $300,000,000.

“Aggregate Deficit Amount” has the meaning specified in Section 11.11.

“Aggregate Excess Amount” has the meaning specified in Section 11.11.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means any and all laws, judgments, executive orders, regulations, statutes or treaties applicable to a Loan Party or its Subsidiaries, related to terrorism financing or money laundering including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Advance Rate” means (a) with respect to an Eligible Ground Net Lease Asset, 67% and (b) with respect to an Eligible Loan Asset, 60%.

“Applicable Fee Rate” means, with respect to any day, the per annum fee rate set forth opposite the Revolver Usage for such day in the following pricing grid:

Revolver Usage	Applicable Fee Rate
< 50%	0.25%
> 50%	0.15%

For purposes hereof, “Revolver Usage” means, with respect to any day, the ratio (expressed as a percentage) of (a) the sum of (i) the Outstanding Amount of Loans on such day and (ii) the Outstanding Amount of L/C Obligations on such day to (b) the Aggregate Commitments in effect on such day.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.17.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day, with respect to any Eurodollar Rate Loan, Base Rate Loan, Letter of Credit Fee and Facility Fee, as the case may be (a) until the Investment Grade Pricing Effective Date, (i) 1.35% for Eurodollar Rate Loan and Letter of Credit Fees, (ii) 0.35% for Base Rate Loans and (iii) 0.00% for the Facility Fee and (b) on and after the Investment Grade Pricing Effective Date, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings	Facility Fee	Applicable Rate for Eurodollar Rate Loans and Letter of Credit Fees	Applicable Rate for Base Rate Loans
1	A-/A3 or better	0.125%	0.850%	0.000%
2	BBB+/Baa1	0.150%	0.900%	0.000%
3	BBB/Baa2	0.200%	1.000%	0.000%
4	BBB-/Baa3	0.250%	1.200%	0.200%
5	Below BBB-/Baa3 (or unrated)	0.300%	1.550%	0.550%

“Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if at any time (x) the Borrower has three (3) Debt Ratings and such Debt Ratings are not equivalent, then (A) if the difference between the highest and the lowest of such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be determined based on the highest of the Debt Ratings, and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Rate shall be determined based on the average of the two (2) highest Debt Ratings, provided that if such average is not a recognized rating category, then the Applicable Rate shall be determined based on the second highest of the Debt Ratings; (y) the Borrower has only two (2) Debt Ratings and such Debt Ratings are not equivalent, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be determined based on the higher of the Debt Ratings, and (B) if the difference between such Debt Ratings is two ratings categories (e.g., Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Rate shall be determined based on the Debt Rating that is one higher than the lower of the applicable Debt Ratings; (c) the Borrower has only one Debt Rating, then: (A) if such Debt Rating is issued by S&P or Moody’s, the Pricing Level that is one level lower than that of such Debt Rating shall apply and (B) if such Debt Rating is issued by Fitch, Pricing Level 5 shall apply; and (d) the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

On the Investment Grade Pricing Effective Date, the Applicable Rate shall be determined based upon the Debt Rating(s) specified in the certificate delivered pursuant to clause (ii) of the definition of “Investment Grade Pricing Effective Date.”  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in a Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(g) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Appraisal” means, an “as-is” appraisal of the market value of a Real Property Asset (on an individual, as opposed to portfolio value, basis) that is satisfactory as to value and otherwise satisfactory to Administrative Agent (including satisfaction of applicable regulatory requirements) prepared by an MAI appraiser satisfactory to Administrative Agent and engaged directly by Administrative Agent.

“Appraised Value” means, with respect to the Real Property Asset underlying any Borrowing Base Asset, the appraised value of such Real Property Asset as reflected in the Current Appraisal thereof most recently received and approved by the Administrative Agent on or prior to the Closing Date or pursuant to any provision of this Agreement.  For the avoidance of doubt, the Appraised Value of the Real Property Asset underlying any Borrowing Base Asset for which there is no Current Appraisal shall be zero ($0).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), JPMorgan Chase Bank, N.A. and Barclays Bank PLC, each in its capacity as a joint lead arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the selected historical combined balance sheet information as of December 31, 2016 and 2015 of the Borrower’s predecessor and the selected historical combined statements of operations information for the years ended December 31, 2016 and 2015 of the Borrower’s predecessor derived from the audited historical combined financial statements of the Borrower’s predecessor, in each case as set forth in the Form S-11.

“Availability” means, at any time, the lesser of (a) the Aggregate Commitments at such time and (b) an amount equal to the Borrowing Base Amount at such time minus Total Outstandings minus (without duplication) the then outstanding amount of Total Unsecured Debt minus (without duplication) the then outstanding amount of Secured Pari Passu Obligations.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bookrunner” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as sole bookrunner.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base Amount” means, on any date, the lesser of:

(a)                           the sum of the Individual Borrowing Base Amounts for all Borrowing Base Assets on such date; and

(b)                           the maximum amount of Unsecured Debt plus Secured Pari Passu Obligations plus Indebtedness under the Loan Documents that can be supported by the Borrowing Base Cash Flow for all Borrowing Base Assets assuming (i) an interest rate equal to the interest rate (including any Applicable Rate) applicable to Eurodollar Rate Loans on such date and (ii) interest coverage of 1.70 to 1.00;

provided that, the Borrowing Base Amount shall be subject to the following adjustments:

(i)                                     the aggregate Individual Borrowing Base Amounts of all Eligible Ground Net Lease Assets with respect to unimproved land and property under ground-up development by a ground lessee (only for so long as such land or property is unimproved or under ground-up development and expressly excluding construction activities that are not ground-up constructions, including, without limitation, restoration and repair of casualty loss, tenant improvements and other repairs, renovations and maintenance) shall not exceed 10% of the Borrowing Base Amount at any one time (and any such excess shall be disregarded for purposes of determining the Borrowing Base Amount); and

(ii)                                  the aggregate Individual Borrowing Base Amounts of all Eligible Loan Assets shall not exceed 10% of the Borrowing Base Amount at any one time (and any such excess shall be disregarded for purposes of determining the Borrowing Base Amount).

“Borrowing Base Assets” means, as of any date, the Eligible Loan Assets and the Eligible Ground Net Lease Assets properly included in the calculation of the Borrowing Base Amount on such date.

“Borrowing Base Assets List” has the meaning specified in Section 2.18(a) as such list may be modified from time to time.

“Borrowing Base Cash Flow” means, as of any date of determination, for (subject to the last sentence of this definition) the period of four full fiscal quarters ended on such date (if such date is the last day of a fiscal quarter) or the then more recently ended period of four fiscal quarters (if such date is not the last day of a fiscal quarter), the sum, without duplication of (i) interest payable by the Loan Asset Borrowers and actually received by the applicable mortgagee with respect to the Eligible Loan Assets included in the Borrowing Base Amount for such period and (ii) cash flows from the Eligible Ground Net Lease Assets included in the Borrowing Base Amount for such period consisting of base rent plus Percentage Rent payable by the lessee thereunder and actually received by the lessor, minus any expenses incurred during such period by any Consolidated Party in respect of such Eligible Ground Net Lease Asset, including cash management fees in an amount equal to the greater of (x) the actual aggregate amount of cash management fees paid in respect of such Eligible Ground Net Lease Assets and (y) an amount equal to 1.00% of the aggregate rent (including base rent, Percentage Rent and any other form of cash rent) payable by lessees under such Eligible Ground Net Lease Assets; provided, that at any time a Material Event has occurred and is continuing, such Eligible Ground Net Lease Asset or Eligible Loan Asset, as the case may be, shall be excluded for all purposes of the calculation of the foregoing; provided, further, that in the event that a Material Event that has occurred is no longer continuing, any adjustment made to the Borrowing Base Cash Flow in connection therewith shall be readjusted accordingly and the subject Eligible Ground Net Lease Asset(s) or Eligible Loan Asset(s) shall be included for all purposes of the calculation of the foregoing.

For purposes of determining clause (b) of the definition of Borrowing Base Amount and the Springing Fixed Charge Coverage Ratio as of any date, the Borrowing Base Cash Flow attributable to a Borrowing Base Asset that has been owned by a Consolidated Party (A) for less than one full fiscal quarter as of such date shall be mutually agreed upon by the Administrative Agent and the Borrower, (B) for not more than one full fiscal quarter as of such date shall be the Borrowing Base Cash Flow attributable to such Borrowing Base Asset for such fiscal quarter multiplied by 4, (C) for not more than two full fiscal quarters as of such date shall be the Borrowing Base Cash Flow attributable to such Borrowing Base Asset for such two fiscal quarter period multiplied by 2, and (D) for not more than three full fiscal quarters shall be the Borrowing Base Cash Flow attributable to such Borrowing Base Asset for such three fiscal quarter period multiplied by 4/3.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a senior financial officer of the Borrower, in substantially the form of Exhibit B (or another form acceptable to the Administrative Agent) setting forth the calculation of the Borrowing Base Amount.  All calculations of the Borrowing Base Amount in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrower and certified to the Administrative Agent; provided, that the Administrative Agent shall have the right to review and make reasonable adjustments to any such calculation to the extent the Administrative Agent reasonably determines that such calculation contains errors or is not otherwise in accordance with this Agreement and notifies the Borrower of such adjustment.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer(s) shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer(s). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent); (d) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by the Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-1, P-1 and F-1 from S&P, Moody’s and Fitch, respectively (or, if at any time neither S&P nor Moody’s nor Fitch shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent); (e) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (f) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (g) money market funds invested in investments substantially all of which consist of the items described in the foregoing clauses (a) through (f).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)                           any Person or “group” (as such term is defined in applicable federal securities laws and regulations), other than iStar Inc. or an Affiliate of iStar Inc., shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding common shares of the Borrower;

(b)                           a majority of the Board of Directors of the Borrower over a consecutive one-year period shall not consist of (i) the directors who constituted the Board of Directors of the Borrower at the beginning of such period or (ii) directors whose nomination or election was approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who were either members of such Board of Directors at the beginning of such period or whose nomination or election as a member of such Board of Directors was previously so approved;

(c)                            the Borrower shall cease to be the sole general partner of the Operating Partnership or the Borrower shall cease to Control the Operating Partnership; or

(d)                           the Borrower shall cease to be managed by iStar Inc. or a Wholly-Owned Subsidiary thereof.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CMBS Financing” means (i) the $227 million Loan Agreement, dated March 30, 2017, among certain Subsidiaries of the Borrower and Barclays Bank PLC, JPMorgan Chase Bank, National Association and Bank of America, N.A., as the same may be amended from time to time, together with the related “Loan Documents,” as such term is defined in such Loan Agreement and (ii) other similar financings of the Borrower that are secured by commercial real property and loan interests and securitized by the lenders thereof.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” or “Trust Property” or other similar term referred to in the Collateral Documents that is required under the terms of the Loan Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means the Pledge Agreement, each of the Mortgages, pledge agreement supplements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or perfects or purports to create or perfect a Lien in the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties to secure the obligations and liabilities of the Borrower or any other Loan Party under any Loan Document or providing rights and remedies in respect of the Collateral.

“Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a),  which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent  (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D duly executed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for the Consolidated Group and for any period, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating Consolidated Net Income: (i) Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Consolidated Group for such period, (iii) depreciation and amortization expense incurred during such period, (iv) all non-cash items decreasing Consolidated Net Income for such period and (v) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income (including straight line rent adjustments) which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Consolidated Group for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Group” means the Borrower and its Consolidated Subsidiaries.

“Consolidated Net Income” means, for any period, for the Consolidated Group, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period (excluding extraordinary gains and extraordinary losses for that period).

“Consolidated Party” means a member of the Consolidated Group.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity which is consolidated with the Borrower in accordance with GAAP or which is required under GAAP to be consolidated with the Borrower.

“Consolidated Tangible Net Worth” means, as of any date of determination, Shareholders’ Equity minus the Intangible Assets of the Borrower and its Subsidiaries plus accumulated depreciation of real property and amortization (excluding, to the extent included when determining Shareholders’ Equity) of the Borrower and its Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP which is not otherwise Indebtedness and (ii) any obligation required to be disclosed in accordance with GAAP in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation including guarantees of completion and guarantees of representations and warranties; provided, however, Contingent Obligations shall not include title or contractual indemnities (including, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than as described above) which have not yet been called on or quantified, of such Person or of any other Person.  The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be furnished pursuant to Section 6.01.  Notwithstanding anything contained herein to the contrary, guarantees of completion and guarantees of Customary Recourse Carveouts shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion or guaranty of Customary Recourse Carveouts shall be deemed to be a Contingent Obligation in an amount equal to any such claim. All matters constituting “Contingent Obligations” shall be calculated without duplication.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Current Appraisal” means, on any date, an Appraisal that is dated not more than one year prior to such date (or such longer period, in no event to exceed 410 days, as the Administrative Agent may agree in writing).

“Customary Recourse Carveouts” has the meaning specified in the definition of “Non-Recourse Indebtedness.”

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers and each other Lender promptly following such determination.

“Direct Owner” means each Subsidiary of the Operating Partnership that directly owns any Borrowing Base Asset.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Ground Net Lease Assets” means the Ground Net Lease Assets set forth on Schedule 2.18 on the Closing Date and each other Ground Net Lease Asset offered by the Borrower and approved for inclusion as a Borrowing Base Asset pursuant to Section  2.18(a), in each case, as in effect on the Closing Date or the date that such Ground Net Lease Asset is included as a Borrowing Base Asset and as thereafter amended, supplemented or otherwise modified to the extent permitted under this Agreement, as applicable, and in each case, that (i) has not been excluded pursuant to Section 2.18(b) or removed pursuant to Section 2.18(c) and (ii) unless otherwise agreed by the Administrative Agent and the Super Majority Lenders, at all times satisfies each of the following criteria:

(a)                           (i) prior to the Investment Grade Release, each Subsidiary that is the Direct Owner of such Ground Net Lease Asset or an Indirect Owner of such Direct Owner is a Guarantor and (ii) following the Investment Grade Release, each Subsidiary that is the Direct Owner of such Ground Net Lease Asset, or an Indirect Owner of such

Direct Owner, and is a borrower or guarantor of, or otherwise has a payment obligation in respect of, any Unsecured Debt or Secured Pari Passu Obligations is a Guarantor;

(b)                           such Ground Net Lease Asset (and the right to any income therefrom or proceeds thereof) shall not be subject to any Lien or Negative Pledge or any other encumbrance or restriction on the ability of the Direct Owner thereof or any Indirect Owner of such Direct Owner to transfer, finance or encumber such Ground Net Lease or income therefrom or proceeds thereof (in each case, other than Permitted Property Encumbrances);

(c)                            such Ground Net Lease Asset (and the right to any income therefrom or proceeds thereof) is not subject to any subordination by contract or otherwise (excluding any subordination that may be deemed to occur by virtue of the existence of Permitted Property Encumbrances);

(d)                           such Ground Net Lease Asset is not an Other Net Lease and is located in a state within the United States or in the District of Columbia;

(e)                            the Ground Net Lease Asset has a remaining lease term of at least ten years (inclusive of any unexercised extension options that are available to the ground lessee thereof);

(f)                             no Material Event shall be continuing with respect to such Ground Net Lease Asset;

(g)                            such Ground Net Lease Asset generates income to the Wholly-Owned Subsidiary that is the Direct Owner thereof;

(h)                           none of the Equity Interests (or the right to any income therefrom or proceeds thereof) of the Direct Owner of such Ground Net Lease Asset or any Indirect Owner of such Direct Owner are subject to any Lien or Negative Pledge or any restriction on the ability to transfer or encumber such Equity Interests or any income therefrom or proceeds thereof (in each case, other than Permitted Equity Encumbrances);

(i)                               neither the Direct Owner of such Ground Net Lease Asset nor any Indirect Owner of such Direct Owner is a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness other than (i) the Obligations, (ii) following the Investment Grade Release, (x) Unsecured Debt, so long as such Direct Owner and Indirect Owner is also a Guarantor and (y) Secured Pari Passu Obligations and (iii) in the case of an Indirect Owner, unsecured guarantees of Non-Recourse Indebtedness of a Subsidiary thereof for which recourse to such Indirect Owner is contractually limited to liability for Customary Recourse Carveouts;

(j)                              such Ground Net Lease Asset does not have any title, survey, environmental, structural, or other defects that would materially impair the profitable operation of such Ground Net Lease Asset and is not subject to any material condemnation or similar proceeding; and

(k)                           neither the Direct Owner of such Ground Net Lease Asset nor any Indirect Owner of such Direct Owner is subject to any proceedings under any Debtor Relief Law.

“Eligible Loan Assets” means the Loan Assets set forth on Schedule 2.18 on the Closing Date and each other Loan Asset offered by the Borrower and approved for inclusion as a Borrowing Base Asset pursuant to Section 2.18(a), in each case, that (i) has not been excluded pursuant to Section 2.18(b) or removed pursuant to Section 2.18(c) and (ii) unless otherwise agreed by the Administrative Agent and the Super Majority Lenders, at all times satisfies each of the following criteria:

(a)                           such Loan Asset is wholly-owned by a Wholly-Owned Domestic Subsidiary as mortgagee;

(b)                           (i) prior to the Investment Grade Release, each Subsidiary that is the Direct Owner of such Loan Asset or an Indirect Owner of such Direct Owner is a Guarantor and (ii) following the Investment Grade Release, each Subsidiary that is the Direct Owner of such Loan Asset, or an Indirect Owner of such Direct Owner, and is a borrower or guarantor of, or otherwise has a payment obligation in respect of, any Unsecured Debt or Secured Pari Passu Obligations is a Guarantor;

(c)                            such Loan Asset is denominated in U.S. dollars;

(d)                           the borrower with respect to such Loan Asset (each a “Loan Asset Borrower”) is the owner and ground lessor of the Real Property Asset subject to the mortgage securing such Loan Asset, is not an Affiliate of the Borrower, and is organized in a state within the United States or in the District of Columbia;

(e)                            such Loan Asset is secured by a first mortgage, deed of trust or analogous document on a Ground Net Lease (excluding any Other Net Lease) located in a state within the United States or in the District of Columbia with a remaining lease term of at least ten (10) years (inclusive of any unexercised extension options that are available to the relevant Loan Asset Borrower);

(f)                             such Loan Asset and mortgaged Real Property Asset (and, in each case, the right to any income therefrom or proceeds thereof) shall not be subject to any Lien or Negative Pledge or any other encumbrance or restriction on the ability of the Direct Owner of such Loan Asset or any Indirect Owner of such Direct Owner to transfer, finance or encumber such Loan Asset or income therefrom or proceeds thereof (in each case, other than under the documentation for the Loan Asset and the related mortgage and any Permitted Property Encumbrances);

(g)                            neither the Direct Owner of such Loan Asset nor any Indirect Owner of such Direct Owner is a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness other than (i) the Obligations, (ii) following the Investment Grade Release, (x) Unsecured Debt, so long as such Direct Owner and Indirect Owner is also a Guarantor and (y) Secured Pari Passu Obligations and (iii) in the case of an Indirect Owner, unsecured guarantees of Non-Recourse Indebtedness of a Subsidiary thereof for which recourse to such Indirect Owner is contractually limited to liability for Customary Recourse Carveouts;

(h)                           such Loan Asset shall not be contractually or structurally junior to or pari passu with any other loans, or secured by Liens that are junior to or pari passu with the Liens securing other loans encumbering shared collateral;

(i)                               no Material Event shall be continuing with respect to such Loan Asset;

(j)                              such Loan Asset generates income to the Wholly-Owned Subsidiary that is the Direct Owner thereof and has not been classified as a Non-Performing Loan Asset;

(k)                           such Loan Asset does not constitute a construction or development loan and is fully disbursed;

(l)                               the Look-Through LTV of such Loan Asset does not exceed eighty percent (80%);

(m)                       none of the Equity Interests (or the right to any income therefrom or proceeds thereof) of the Direct Owner of such Loan Asset or any Indirect Owner of such Direct Owner are subject to any Lien or Negative Pledge or any restriction on the ability to transfer or encumber such Equity Interests or any income therefrom or proceeds thereof (other than Permitted Equity Encumbrances); and

(n)                           neither the Direct Owner nor any Indirect Owner of such Direct Owner is subject to any proceedings under any Debtor Relief Law.

“Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an Equity Interest is owned directly or indirectly by any Consolidated Party and, as a result of the ownership of such Equity Interest, a Consolidated Party may become subject to liability for Environmental Claims against such partnership, joint venture, trust or corporation (or the property thereof).

“Environmental Claim” means, with respect to any Person, any liability (contingent or otherwise) or any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting, directly or indirectly, from (a) the presence, release or threatened release into the environment, of any Hazardous Materials at any location, whether or not owned by such Person, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, or (d) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to pollution and the protection of the environment or of human health or safety (as affected by exposure to harmful or deleterious substances).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by a Consolidated Party to any Person which is not a Consolidated Party of (a) shares of its Equity Interests, (b) any shares of its Equity Interests pursuant to the exercise of options or warrants or (c) any shares of its Equity Interests pursuant to the conversion of any debt securities to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Group” means the Borrower, any Subsidiary, and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all members of an “affiliated service group” which, together with the Borrower, or any Subsidiary, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.  Any former member of the ERISA Group shall continue to be considered a member of the ERISA Group within the meaning of this definition with respect to the period such entity was a member of the ERISA Group.  The term “ERISA Group” shall also include any entity or trade or business as to which the Borrower or any Subsidiary may have, either directly or indirectly, any liability under Title IV of ERISA.

“Escrow Agreement” means that certain Escrow Agreement dated as of the Closing Date, among the Borrower, the Lenders, the Administrative Agent, the L/C Issuers and Arnold & Porter Kaye Scholer LLP, as escrow agent.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)                                 for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or, solely to the extent LIBOR is not available, a comparable or successor rate, which comparable or successor rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; and

(c)                                  if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility Fee” has the meaning specified in Section 2.09(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code, any U.S. or non-U.S. fiscal or regulatory Law, legislation, rules, guidance, notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with implementation of such Sections of the Code.

“FDPA” means the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated April 4, 2017, among the Borrower, the Administrative Agent and the Bookrunner.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Fixed Charges” means, for the Consolidated Group and for any period, without duplication, the sum of (a) Interest Expense for such period, plus (b) all regularly scheduled principal payments made or required to be made with respect to Indebtedness of the Consolidated Parties during such period, other than any balloon or bullet payments necessary to repay maturing Indebtedness in full, plus (c) Restricted Payments made with respect to preferred Equity Interests of any Consolidated Party that are paid in cash during such period to a Person that is not a Wholly-Owned Subsidiary of the Borrower, in each case for such period.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Form S-11” means [the Registration Statement on Form S-11 filed by the Borrower on February 10, 2017, as amended as on April 10, 2017 and May 8, 2017].

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuers, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided, however, that revenues, expenses, gains and losses that are included in results of discontinued operations because of the application of SFAS No. 144 will be treated as revenues, expenses, gains and losses from continuing operations.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Grantor” means the applicable Loan Party that is party to a Collateral Document.

“Ground Net Lease” means a Real Property Asset consisting of (i) a ground net lease of the land underlying a commercial real estate project that is net leased by the fee owner of the land to the owners/operators of the real estate projects built or to be built thereon that is a “triple net” lease, such that the tenant is responsible for development costs, capital expenditures and all property operating expense, including maintenance, real estate taxes and insurance, containing contractual base rent increases (either at a specified percentage or CPI-based, or both) or (ii) an Other Net Lease.

“Ground Net Lease Asset” means a Ground Net Lease wholly-owned directly by a Wholly-Owned Domestic Subsidiary as ground lessor.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Operating Partnership and each Subsidiary Guarantor.

“Guaranty” ” means the guaranty of the Obligations by the Guarantors pursuant to Article XI hereof.

“Hazardous Materials” means (i) all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious, medical wastes, mold, mildew and (ii) all other substances or wastes of any nature regulated pursuant to, or that could give rise to liability under, any Environmental Law.

“Improvements” means, with respect to any Real Property Asset, all onsite and offsite improvements thereto, together with all fixtures, tenant improvements, and appurtenances now or later to be located on or in the real property and/or in such improvements.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                           all direct or contingent reimbursement obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                            net obligations of such Person under any Swap Contract;

(d)                           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)                            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                             Capital Leases and Synthetic Lease Obligations;

(g)                            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)                           all Guarantees of such Person in respect of any of the foregoing (excluding guarantees of Non-Recourse Indebtedness for which recourse is limited to liability for Customary Recourse Carveouts), and all other Contingent Obligations.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer (without duplication of any other Indebtedness, including intercompany Indebtedness), unless such Indebtedness is expressly made non-recourse to such Person, other than with respect to Customary Recourse Carveouts.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Indirect Owner” means each Subsidiary of the Operating Partnership that directly or indirectly owns an Equity Interest in the Direct Owner of any Borrowing Base Asset.

“Individual Borrowing Base Amount” means, with respect to any Borrowing Base Asset on any date, the lesser of:

(a)                           the amount obtained by dividing (i) the Net Operating Income attributable to such Borrowing Base Asset for (subject to the last sentence of this definition) the period of four fiscal quarters ended on such date (if such date is the last day of a fiscal quarter) or the then most recently ended period of four full fiscal quarters (if such date is not the last day of a fiscal quarter), by (ii) 6.0% (or, with respect to any Borrowing Base Asset, such lower percentage as the Administrative Agent and the Required Lenders may agree in writing); and

(b)                           the amount obtained by multiplying (i) in the case of an Eligible Ground Net Lease Asset, the Appraised Value of the underlying Real Property Asset, by the Applicable Advance Rate and (ii) in the case of an Eligible Loan Asset, the Loan Asset Value of such Eligible Loan Asset, by the Applicable Advance Rate;

provided, that the Individual Borrowing Base Amount of any Eligible Loan Asset shall be recalculated upon a material amendment or extension of the underlying loan of such Eligible Loan Asset, or the execution of a new loan with respect thereto and reflected in a subsequent Borrowing Base Certificate, in each case delivered pursuant to Section 6.02(b).  For purposes of determining Individual Borrowing Base Amount as of any date, the Net Operating Income attributable to a Borrowing Base Asset that has been owned by a Consolidated Party (A) for less than one full fiscal quarter as of such date shall be mutually agreed upon by the Administrative Agent and the Borrower, (B) for only one full fiscal quarter as of such date shall be the Net Operating Income attributable to such Borrowing Base Asset for such fiscal quarter multiplied by 4, (C) for only two full fiscal quarters as of such date shall be the Net Operating Income attributable to such Borrowing Base Asset for such two fiscal quarter period multiplied by 2, and (D) for only three full fiscal quarters shall be the Net Operating Income attributable to such Borrowing Base Asset for such three fiscal quarter period multiplied by 4/3.

“Information” has the meaning specified in Section 10.07.

“Initial Maturity Date” has the meaning set forth in the definition of “Maturity Date.”

“Insolvency” means with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insurance Proceeds” means all insurance proceeds, damages, claims and rights of action and the right thereto under any insurance policies relating to the Collateral.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, excluding lease intangibles but including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intercreditor Agreements” has the meaning specified in the definition of “Pari Passu Obligations.”

“Interest Expense” means as of any date, for the period of four fiscal quarters ended on such date (if such date is the last day of a fiscal quarter) or for the then most recently ended period of four full fiscal quarters (if such date is not the last day of a fiscal quarter) the total cash interest expense of the Consolidated Group in respect of Total Unsecured Debt plus Secured Pari Passu Obligations plus Indebtedness arising under the Loan Documents for such period determined in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or (d) the purchase, acquisition or other investment in any real property or real property-related assets (including mortgage loans and other real estate-related debt investments, investments in land holdings, and costs to construct real property assets under development).  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Affiliate” means any Person or Subsidiary, whose financial results are not consolidated under GAAP with the financial results of the Borrower on the consolidated financial statements of the Borrower.

“Investment Grade Pricing Effective Date” means the first Business Day following the date on which (a) the Investment Grade Ratings Criteria have been satisfied and (b) the Borrower has delivered to the Administrative Agent a certificate signed by a Responsible Officer (i) certifying that the Investment Grade Ratings Criteria have been satisfied (which certification shall also set forth the Debt Rating(s) as in effect, if any, from each of S&P, Moody’s and Fitch as of such date) and (ii) notifying the Administrative Agent that the Borrower has irrevocably elected to have the Applicable Rate determined based on the Borrower’s Debt Rating(s).

“Investment Grade Ratings Criteria” means receipt by the Borrower of a Debt Rating of BBB- or better from S&P, Baa3 or better from Moody’s or BBB- or better from Fitch; provided that in event that the Borrower has a Debt Rating from Fitch of BBB- or better it must also have  a Debt Rating of BBB-/Baa3 or better from S&P or Moody’s in order to satisfy the Investment Grade Ratings Criteria.

“Investment Grade Release” has the meaning specified in Section 11.12.

“IPO” has the meaning specified in Section 4.01(a)(x).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, collectively, (i) Bank of America, (ii) JPMorgan Chase Bank, N.A., and (iii) Barclays Bank PLC, in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $20,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.

“Loan Asset Borrower” has the meaning specified in the definition of “Eligible Loan Assets.”

“Loan Asset Value” means, with respect to any Loan Asset, the face amount of such Loan Asset at the time of its origination by a Consolidated Party, minus the sum of (a) the aggregate amount of all payments on account of principal on such Loan Asset (whether by virtue of an amortization payment, a prepayment, a release of collateral, an enforcement or otherwise) received by any Consolidated Party and (b) the amount, if any, by which the Borrower has reduced the value of such Loan Asset on its books and records subsequent to the origination thereof; provided that at any time the Appraised Value of the Real Property Asset underlying such Loan Asset is zero ($0) then the Loan Asset Value of such Loan Asset shall also be zero ($0).

“Loan Assets” means commercial mortgage loans originated or acquired by a Subsidiary.

“Loan Documents” means this Agreement (including the Guaranty), each Note, each Issuer Document, each Perfection Certificate, each Perfection Certificate Supplement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, the Fee Letter, the Escrow Agreement, the Intercreditor Agreements (if any) and the Collateral Documents.

“Loan Parties” collectively, (a) the Borrower, (b) the Operating Partnership, (c) each Grantor, (d) at all times prior to the Investment Grade Release, each Subsidiary Guarantor and (e) upon and at all times following the Investment Grade Release, the Direct Owner of a Borrowing Base Asset and each Indirect Owner of such Direct Owner that is a borrower or a guarantor of, or otherwise incurs a payment obligation in respect of, any Unsecured Debt or Secured Pari Passu Obligations.

“Look-Through LTV” means, as of any date of determination with respect to any Loan Asset, the ratio (expressed as a percentage) of (a) the aggregate outstanding principal amount of such Loan Asset (including all capitalized interest) on such date of determination to (b) the Appraised Value of the underlying mortgaged Real Property Asset.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Agreement” means the Management Agreement, dated as of [•], 2017, by and among the Borrower, the Operating Partnership, SFTY Manager LLC and iStar Inc., as the same may be amended from time to time.

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or would reasonably be expected to, materially and adversely impair (a) the ability of the Loan Parties, taken as a whole, to perform their respective obligations under the Loan Documents, or (b) the ability of the Administrative Agent or the Lenders to enforce the Loan Documents (other than as a result of circumstances related solely to the Administrative Agent or such Lender).

“Material Event” means, (a) as to any Ground Net Lease Asset, (i) the lessee of such Ground Net Lease Asset becomes a debtor in a proceeding under any Debtor Relief Law and such lessee is not continuing to perform its obligation to pay rent pursuant to the applicable ground net lease documentation, (ii) the lessee of such Ground Net Lease Asset defaults on its obligation to pay rent pursuant to the applicable ground net lease documentation for a period of more than ninety (90) days (exclusive of any period of grace with respect to such payment), (iii) any event resulting from material physical damage to the Improvements related to such Ground Net Lease Asset in respect of which the lessee of such Ground Net Lease Asset has no obligation to and otherwise elects not to, restore and repair such physical damage or (iv) any material write-down or reserve established by any Consolidated Party in respect of such Ground Net Lease Asset in accordance with GAAP, and (b) as to any Loan Asset, (i) the Loan Asset Borrower becomes a debtor in a proceeding under any Debtor Relief Law and is not continuing to perform its obligation to pay principal and interest pursuant to the applicable loan documentation, (ii) the Loan Asset Borrower defaults on its obligation to make any payment pursuant to the applicable loan documentation for a period of more than ninety (90) days (exclusive of any period of grace with respect to such payment), (iii) any event resulting from material physical damage to the Improvements related to the Real Property Asset underlying such Loan Asset in respect of which the mortgagor of such Real Property Asset has no obligation to and otherwise elects not to, restore and repair such physical damage or (iv) any material write-down or reserve in respect of such Loan Asset in accordance with GAAP.

“Maturity Date” means June [  ], 2020 (the “Initial Maturity Date”) subject to extension in accordance with Section 2.14; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.16(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the applicable L/C Issuer(s) in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, deed to secured debt or similar security interest in respect of a Real Property Asset.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA which is subject to Title IV of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or as to which the Borrower could have any obligation or liability.

“Negative Pledge” means, a provision of any agreement (other than any Loan Document) that prohibits the creation of any Lien on any assets of a Person to secure the Obligations; provided, however, that (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, (ii) an agreement relating to the sale of a Property that limits the creation of any Lien pending the closing of the sale thereof and (iii) Permitted Pari Passu Provisions, in each case shall not constitute a “Negative Pledge.”

“Net Operating Income” means, for any period:

(a)                                 with respect to any Eligible Ground Net Lease Asset, income derived by the Direct Owner thereof from the operation of such Borrowing Base Asset as determined in accordance with GAAP, minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation by the Direct Owner of such Borrowing Base Asset for such period (including cash management fees in an amount equal to the greater of (x) the actual amount of cash management fees paid by the Direct Owner in respect of such Eligible Ground Net Lease Asset and (y) an amount equal to 1.00% of the rent (including base rent and Percentage Rent), and amounts accrued by any party for the payment of real estate taxes and insurance premiums, but excluding (1) any general and administrative expenses, and acquisition costs, related to the operation of the Borrower and its Subsidiaries, (2) any interest expense or other debt service charges and (3) any non-cash charges such as depreciation or amortization of financing costs); and

(b)                                 with respect to any Eligible Loan Asset, the aggregate amount of cash interest income actually received by the Direct Owner thereof during such period in respect of such Eligible Loan Asset.

“Net Present Value” means, as to a specified or ascertainable Dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the Base Rate in effect as of the date of such calculation.

“Net Proceeds” means with respect to any Equity Issuance, the aggregate amount of all cash and the fair market value of all other property (other than securities of such Person being converted or exchanged in connection with any such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance other than any such amounts paid or payable to an Affiliate of the Borrower.  Notwithstanding the foregoing, Net Proceeds will not include net proceeds from any Equity Issuance to the extent used to redeem all or part of an existing class of Equity Interest of any Consolidated Party.

“New Lender Joinder Agreement” has the meaning specified in Section 2.15(c).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Performing Loan Assets” means any Loan Asset classified as non-performing by a Consolidated Party in accordance with internal procedures, consistent with past practice.

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Real Property Asset or group of Real Property Assets encumbered by a Lien securing such Indebtedness or (ii) any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to the Borrower as a general partner of such partnership); provided that if any portion of Indebtedness is so limited, then such portion shall constitute Non-Recourse Indebtedness and only the remainder of such Indebtedness shall constitute Recourse Debt; provided, further, however, that personal recourse of a Consolidated Party for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, bankruptcy, unpermitted transfers, Environmental Claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate (collectively, “Customary Recourse Carveouts”) shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Partnership” has the meaning specified in the introductory paragraph hereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Net Lease” means any lease (other than a ground net lease) that the Borrower determines reasonably and in good faith has characteristics of a ground net lease, including length of lease term, value relative to the combined value of the land, buildings and improvements (in each case, whether owned by the ground lessee or ground lessor) relating to a commercial property as if there were no ground net lease on the land at the property (as such value is determined by us using one or more valuation methodologies that the Borrower determines reasonably and in good faith to be appropriate), periodic rent escalations or percentage rent participations and “triple net” terms.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Pari Passu Obligations” means (a) Unsecured Debt (exclusive of Indebtedness arising under this Agreement) of a Loan Party owing to a Person that is not a Consolidated Party or a Person Controlled (directly or indirectly) by the Borrower and (b) Secured Debt of a Loan Party owing to a Person that is not a Consolidated Party or a Person Controlled (directly or indirectly) by the Borrower, provided that (x) the assets and property of the Loan Parties securing such Secured Debt shall not include any asset or property of a Loan Party that is not also subject to a perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, (y) the Liens securing such Secured Debt shall be pari passu or junior to the Liens granted to the Administrative Agent, for the benefit of the Secured Parties, and (z) the lender(s) providing such Secured Debt (or an agent or trustee on their behalf) shall have entered into intercreditor arrangements with the Administrative Agent setting forth the relative rights of such lender(s) and the Administrative Agent in respect of the collateral securing such Secured Debt, which intercreditor arrangements shall be reasonably satisfactory to the Administrative Agent and the Borrower (any and all agreements and documents evidencing such intercreditor arrangements being referred to herein as “Intercreditor Agreements”).

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patriot Act” has the meaning set forth in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Percentage Rent” means, as to any Ground Net Lease, such rent that is payable with respect thereto to a Loan Party based on a percentage of gross sales.

“Perfection Certificate” shall mean a certificate in the form of Exhibit F-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit F-2 or any other form approved by the Administrative Agent.

“Permitted Judgment Liens” means Liens securing judgments for the payment of money not constituting an Event of Default solely to the extent the aggregate amount of the judgments (other than judgments that are being contested in good faith and by appropriate actions or proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien)) secured by such Liens encumbering (x) Borrowing Base Assets (and the proceeds of and income therefrom) and/or (y) the Equity Interests of the Direct Owners of Borrowing Base Assets (and the proceeds of and income therefrom) and Indirect Owners of such Direct Owners, does not exceed $10,000,000.

“Permitted Equity Encumbrances” means:

(a)                           Liens and Negative Pledges pursuant to any Loan Document;

(b)                           Liens for taxes not yet due or Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted, and which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; and

(c)                            Permitted Judgment Liens;

(d)                           Permitted Pari Passu Provisions.

“Permitted Pari Passu Provisions” means provisions that are contained in documentation evidencing or governing Pari Passu Obligations which provisions are the result of (i) limitations on the ability of a Consolidated Party to make Restricted Payments or transfer property to the Borrower or a Subsidiary Guarantor which limitations are not, taken as a whole, materially more restrictive than those contained in the Loan Documents, (ii) limitations on the creation of any Lien on any assets of a Person that are not, taken as a whole, materially more restrictive than those contained in the Loan Documents or (iii) any requirement that Pari Passu Obligations be secured on an “equal and ratable basis” to the extent that Indebtedness arising under the Loan Documents is secured or (iv) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, which conditions are not, taken as a whole, materially more restrictive than those contained in the Loan Documents.

“Permitted Property Encumbrances” means:

(a)                           Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;

(b)                           statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than ninety (90) days delinquent or which are being contested in good faith in accordance with the terms hereof;

(c)                            utility deposits and other deposits or pledges to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(d)                           easements (including reciprocal easement agreements and utility agreements), rights-of-way, zoning restrictions, other covenants, reservations, encroachments, leases, licenses or similar charges or encumbrances (whether or not recorded) and all other items listed on any Schedule B to the Borrower’s owner’s title insurance policies, except in connection with any Indebtedness, for any of the Borrower’s Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of the Borrower and do not diminish in any material respect the value of the property to which such Lien is attached;

(e)                            (i) Liens and judgments which have been bonded (and the Lien on any cash or securities serving as security for such bond) or released of record within forty-five (45) days after the date such Lien or judgment is entered or filed against a Loan Party, or (ii) Liens which are being contested in good faith by appropriate proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and as to which the subject asset is not at risk of forfeiture;

(f)                             Liens and Negative Pledges pursuant to any Loan Document;

(g)                            Liens in favor of a Loan Party;

(h)                           any interest or right of a lessee of a Real Property Asset under leases entered into in the ordinary course of business of the applicable lessor;

(i)                               with respect to Borrowing Base Assets that are Loan Assets, rights of lessors under Ground Net Leases;

(j)                              Permitted Pari Passu Provisions; and

(k)                           Other Liens with respect to a Borrowing Base Asset that are reflected on the title report with respect to such Borrowing Base Asset furnished to the Administrative Agent prior to the Closing Date or pursuant to Section 2.18(a)(ii)(C), as the case may be, in each case, to the extent the existence of such Liens have been approved in writing by the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group, (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group, (iii) to which any member of the ERISA Group has had liability within the previous five years or (iv) as to which the Borrower could have any obligation or liability.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” has the meaning specified in Section 4.01(a).

“Public Lender” has the meaning specified in Section 6.02.

“Recourse Debt” means Indebtedness other than Non-Recourse Indebtedness.

“Real Property Assets” means as to any Person as of any time, any parcel of real or leasehold property, together with all improvements and fixtures (if any) thereon or appurtenant thereto owned in fee simple or ground leased directly or indirectly by such Person at such time.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“REIT” means a real estate investment trust, as defined under Section 856 of the Code.

“Release Conditions” means, with respect to (i) the release of any Subsidiary Guarantor from its obligations under the Guaranty, (ii) the release of any Collateral consisting of a Loan Asset or a Ground Net Lease Asset pledged pursuant to Section 6.12 from the Liens created under the Collateral Documents, (iii) the release of any Collateral consisting of the Equity Interests in a Subsidiary Guarantor from the Liens created under the Pledge Agreement or (iv) the removal of any Borrowing Base Asset from the calculation of the Borrowing Base Amount (each a “Release Transaction”), (in each case other than in connection with the Investment Grade Release, which shall be governed by Section 11.12), each of the following:

(a)                           the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed Release Transaction (or such shorter period of time as agreed to by the Administrative Agent in writing), a written notice requesting such Release Transaction (a “Release Notice”), which Release Notice shall identify each Borrowing Base Asset, the Equity Interests of any Subsidiary Guarantor to be released from the Liens created under the applicable Collateral Document, the Subsidiary Guarantor to be released from the Guaranty, or the Borrowing Base Asset to be removed from the calculation of the Borrowing Base Amount, as applicable, as part of the proposed Release Transaction, and the date proposed for consummation of the Release Transaction;

(b)                           immediately before and after giving effect to such Release Transaction, no Default has occurred and is continuing on such date (or would exist immediately after giving effect to the proposed Release Transaction);

(c)                            Availability shall equal or exceed zero ($0) on a pro forma basis immediately after giving pro forma effect to the proposed Release Transaction

(and any contemporaneous prepayment of Loans and/or replacement with additional Borrowing Base Assets);

(d)                           the Loan Parties will be in compliance with the provisions of Section 7.11 on a pro forma basis immediately after giving effect to the proposed Release Transaction

(and any contemporaneous prepayment of Loans and/or replacement with additional Borrowing Base Assets);

(e)                            an updated Borrowing Base Assets List; and

(f)                             at least two (2) Business Days prior to the proposed release date (or such shorter period of time as agreed to by the Administrative Agent in writing), the Administrative Agent shall have received (1) a fully completed Borrowing Base Certificate demonstrating to its satisfaction that, after giving effect to the proposed Release Transaction (and any related and contemplated transactions), the condition set forth in clause (c) above will be satisfied, (2) a Compliance Certificate demonstrating to its satisfaction that, after giving effect to the proposed Release Transaction (and any related and contemplated transactions), the condition set forth in clause (d) above will be satisfied and (3) a certificate executed by a Responsible Officer of the Borrower certifying to the Administrative Agent that the conditions in clauses (b) through (d) above have been satisfied.

“Release Notice” has the meaning specified in the definition of “Release Conditions.”

“Release Transaction” has the meaning specified in the definition of “Release Conditions.”

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the applicable L/C Issuer in making such determination.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan

Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Committed Loans and such Lender’s participation in L/C Obligations at such time.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, HMT or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt” means, as to any Person, Indebtedness of such Person that is secured by a Lien.  For the avoidance of doubt, for purposes of this Agreement the term “Secured Debt” shall include (i) the Specified Guaranty, (ii) Specified Indemnity and (iii) any CMBS Financing.

“Significant Subsidiary” means, on any date of determination, each Subsidiary or group of Subsidiaries of the Borrower whose total assets as of the last day of the then most recently ended fiscal quarter were equal to or greater than 3% of the Total Asset Value at such time (it being understood that all such calculations shall be determined in the aggregate for all Subsidiaries of the Borrower subject to any of the events specified in clause (e), (f), (g) or (h) of Section 8.01).

“Specified Guaranty” means (i) the Limited Recourse Guaranty, dated as of March 30, 2017, by iStar Inc. in favor of Barclays Bank PLC, JPMorgan Chase Bank, National Association and Bank of America, N.A., as the same may be amended from time to time, so long as the obligations thereunder are secured by a Lien on assets of a Consolidated Party.

“Specified Indemnity” means the Environmental Indemnity Agreement, dated as of March 30, 2017, by iStar Inc. and each of the entities listed on Schedule 1 thereto in favor of Barclays Bank PLC, JPMorgan Chase Bank, National Association and Bank of America, N.A., as the same may be amended from time to time, so long as the obligations thereunder are secured by a Lien on assets of a Consolidated Party.

“Secured Leverage Ratio” means the ratio (expressed as a percentage) of Total Secured Debt to Total Asset Value.

“Secured Pari Passu Obligations” means Pari Passu Obligations described in clause (b) of the definition of “Pari Passu Obligations.”

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Solvent” means that, when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Special Flood Hazard Area” means an area identified as such by the Administrator of the Federal Emergency Management Agency or any successor agency (“FEMA”) using FEMA’s Flood Insurance Rate Map or FEMA’s Flood Hazard Boundary Map.

“Springing Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) Borrowing Base Cash Flow to (b) Fixed Charges, in each case for the period of four fiscal quarters ended on such date (if such date is the last day of a fiscal quarter) or for the then most recently ended period of four full fiscal quarters (if such date is not the last day of a fiscal quarter).

“Springing Mortgage Covenant Event” shall have occurred if on any date (a) the Springing Fixed Charge Coverage Ratio is less than 2.00 to 1.00 or (b) Consolidated Tangible Net Worth is less than the sum of (i) $                                                         [85% of Consolidated Tangible Net Worth as of the date of the most recent financial statements of the Borrower that are available as of the Closing Date] and (ii) an amount equal to 85% of the Net Proceeds of all Equity Issuances effected by the Borrower after the date of the most recent financial statements of the Borrower that are available as of the Closing Date, excluding any such Net Proceeds that are applied to purchase, redeem or otherwise acquire Equity Interests issued by the Borrower within 90 days of receipt of such Net Proceeds or (c) an Eligible Loan Asset or an Eligible Ground Net Lease Asset has been included as a Borrowing Base Asset for more than 364 consecutive days.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, (a) at all times prior to the Investment Grade Release, each existing and future direct and indirect Subsidiary of the Operating Partnership that is a Direct Owner of a Borrowing Base Asset or an Indirect Owner of any such Direct Owner and (b) upon and at all times following the Investment Grade Release, each Subsidiary of the Operating Partnership (if any) that is a borrower or guarantor of, or otherwise has a payment obligation in respect of, any Unsecured Debt or any Secured Pari Passu Obligations, unless, in each case under clauses (a) and (b), released in accordance with the terms of this Agreement or otherwise with the consent of the Administrative Agent and Required Lenders.

“Super Majority Lenders” means at any time Lenders having Total Credit Exposures representing at least 67% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Super Majority Lenders at any time; provided that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the L/C Issuer with respect to such Unreimbursed Amounts in making such determination.

“Survey” means a survey prepared in accordance with Exhibit I or as otherwise approved by Administrative Agent in its sole discretion.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for thirty (30)-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan, (v) any failure to make by its due date any required installment under Section 430(j) of the Code with respect to any Plan, any failure by the Borrower or any member of the ERISA Group to make any required contribution to any Multiemployer Plan, or any failure to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, shall exist with respect to any Plan, any Lien in favor of the PBGC, a Plan, or a Multiemployer Plan shall arise on the assets of the Borrower or any member of the ERISA Group, or there shall be any determination that any Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (vi) ) the Borrower or any member of the ERISA Group shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with a withdrawal from any Plan in which it was a substantial employer, or the withdrawal from, termination, Insolvency or Reorganization of, or “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) of, a Multiemployer Plan, (vi) a proceeding shall be instituted by a fiduciary of any Multiemployer Plan against any member of the ERISA Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter, (vii) the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (viii) the withdrawal by the Borrower or any member of the ERISA Group from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability to any member of the ERISA Group pursuant to Section 4063 or 4064 of ERISA, (ix) receipt from the Internal Revenue Service of notice of the failure of any Plan (or any other employee benefit plan sponsored by the Borrower or any of its Subsidiaries which is intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such employee benefit plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code or (x) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA or the Code.

“Total Asset Value” shall mean, as of any date, the sum of the following:

(a)                                 the aggregate amount of cash and “cash equivalents” (as defined in accordance with GAAP) owned by the Consolidated Parties; plus

(b)                                 an amount equal to the aggregate undepreciated book value of all other assets owned by the Consolidated Parties, as adjusted in accordance with GAAP to reflect impairment charges, write-downs and losses, owned on such date.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Indebtedness” means, as of any date, the then aggregate outstanding amount of all Indebtedness of the Consolidated Group.

“Total Leverage Ratio” means the ratio (expressed as a percentage) of Total Indebtedness to Total Asset Value.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Secured Debt” means the portion of Total Indebtedness that is Secured Debt (excluding Secured Pari Passu Obligations).

“Total Unsecured Debt” means the portion of Total Indebtedness that is Unsecured Debt.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unsecured Debt” means, as to any Person, Indebtedness of such Person that is not Secured Debt.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Wholly-Owned” means, with respect to the ownership by any Person of any Property, that one hundred percent (100%) of the title to such Property is held in fee directly by such Person.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person of which one hundred percent (100%) of the outstanding shares of stock or other equity interests are owned and Controlled, directly or indirectly, by such Person.  For purposes of this Agreement, the Operating Partnership and its Wholly-Owned Subsidiaries shall be deemed to be Wholly-Owned Subsidiaries of the Borrower.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases (whether the Borrower or its Subsidiaries are the lessors or lessees thereof) shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)                                  Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04                        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day; Rates.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.06                        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.                     THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Committed Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Loan, (i) Availability shall equal or exceed zero ($0) and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02                        Borrowings, Conversions and Continuations of Committed Loans.

(a)                                 Each Committed Loan, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Committed Loan, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Committed Loan, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e)                                  After giving effect to all Committed Loans, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.

(f)                                   Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.03                        Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) Availability shall equal or exceed zero ($0), (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  No L/C Issuer shall issue any Letter of Credit, if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)                               the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)                               No L/C Issuer shall be under any obligation to (but may, in its sole discretion) issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)                               the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;

(D)                               the Letter of Credit is to be denominated in a currency other than Dollars;

(E)                                any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(F)                                 the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(G)                               after giving effect to any L/C Credit Extension with respect to such Letter of Credit, the L/C Obligations with respect to all Letters of Credit issued by such L/C Issuer would exceed one-third of the Letter of Credit Sublimit (with respect to such L/C Issuer, its “L/C Commitment Amount”); provided that, subject to the limitations set forth in the proviso to Section 2.03(a)(i), any L/C Issuer in its sole discretion may issue Letters of Credit in excess of such L/C Issuer’s L/C Commitment Amount; or

(H)                              after giving effect to any L/C Credit Extension with respect to such Letter of Credit, the sum of the aggregate principal amount at such time of all outstanding Committed Loans such L/C Issuer plus the L/C Obligations with respect to all Letters of Credit issued by such L/C Issuer would exceed such Lender’s Commitment.

(iv)                              No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)                                 No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)                              Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C

Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to a single L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no L/C Issuer shall permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof (such notification provided by an L/C Issuer to the Borrower and the Administrative Agent being referred to herein as an “L/C Draw Notice”). If an L/C Draw Notice with respect to a Letter of Credit is received by the Borrower (x) on or prior to 11:00 a.m. on the date of any payment by the applicable L/C Issuer under such Letter of Credit (each such date a payment is made by an L/C Issuer under a Letter of Credit being referred to herein as an “Honor Date”), then, not later than 12:00 p.m. on the Honor Date, the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or (y) after 11:00 a.m. on the Honor Date, then, not later than 11:00 a.m. on the first Business Day following the Honor Date, the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (such date on which the Borrower, pursuant to clauses (x) and (y) of this sentence, are required to reimburse an L/C Issuer for a drawing under a Letter of Credit is referred to herein as the “L/C Reimbursement Date”); provided, however, that if the L/C Reimbursement Date for a drawing under a Letter of Credit is the Business Day following the Honor Date pursuant to clause (y) of this sentence, the Unreimbursed Amount shall accrue interest from and including the Honor Date until such time as the applicable L/C Issuer is reimbursed in full therefor (whether through payment by the Borrower and/or through a Committed Loan or L/C Borrowing made in accordance with paragraph (ii) or (iii) of this Section 2.03(c)) at a rate equal to (A) for the period from and including the Honor Date to but excluding the first Business Day to occur thereafter, the rate of interest then applicable to a Committed Loan that is a Base Rate Committed Loan and (B) thereafter, at the Default Rate applicable to a Committed Loan that is a Base Rate Committed Loan.  Interest accruing on the Unreimbursed Amount pursuant to the proviso to the immediately preceding sentence shall be payable by the Borrower upon demand to the Administrative Agent, solely for the account of the applicable L/C Issuer.  If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Committed Loan of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly (and, in any event, on the same Business Day) confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Loan of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)                                 Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse an L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Loan or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              waiver by the applicable L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by the applicable L/C Issuer which does not in fact materially prejudice the Borrower;

(v)                                 honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                              any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)                           any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)                        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential, exemplary or punitive, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction by final and nonappealable judgment.  In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  An L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)                                  Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by an L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP or UCP shall apply to each Letter of Credit.  Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the applicable L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)                                 Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.17, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiry date with respect to such Letter of Credit and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default is continuing, all Letter of Credit Fees shall accrue at the Default Rate.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to the greater of (a) 0.125% multiplied by the daily amount available to be drawn under such Letter of Credit and (b) $500, computed on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiry date of such Letter of Credit and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)                                    Conflict with Issuer Documents.  In the event of any conflict or inconsistency between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                                 Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)                                     Outstanding Letters of Credit.  Within 10 days of the end of each month, each L/C Issuer shall deliver to the Administrative Agent, for distribution to the Lenders, an accounting of all Letters of Credit issued by such L/C Issuer and outstanding as of the end of such month.

2.04                        [Intentionally Omitted].

2.05                        Prepayments.

(a)                                 The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that any such notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, the proceeds of which will be used to prepay any outstanding Committed Loans, in which case such prepayment may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction.  For the avoidance of doubt, any such conditional notice that does not result in a prepayment on the proposed prepayment date set forth in such notice shall be subject to the provisions of Section 3.05.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                                 If for any reason Availability is at any time less than zero ($0) (including if due to the exclusion of a Borrowing Base Asset pursuant to Section 2.18(b), or if due to a change in the Appraised Value of a Borrowing Base Asset upon any reappraisal required or permitted under the Agreement), the Borrower shall within two Business Days prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Committed Loans, Availability is less than zero ($0).

2.06                        Termination or Reduction of Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided, that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or a whole multiple thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, Availability would be less than zero ($0) after giving effect to such reduction, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

2.08                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)                                 Revolving Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, (i) commencing on the six month anniversary of the Closing Date until the Investment Grade Pricing Effective Date, a commitment fee (the “Commitment Fee”) equal to the Applicable Fee Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (x) the Outstanding Amount of Committed Loans and (y) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17, and (ii) at all times on and after the Investment Grade Pricing Effective Date, a facility fee (the “Facility Fee”) equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.17. The Commitment Fee and Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the six month anniversary of the Closing Date, and on the last day of the Maturity Date (and, if applicable, thereafter on demand).  The Commitment Fee and the Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate or the Applicable Rate, as applicable, during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate or the Applicable Rate, as the case may be, separately for each period during such quarter that such Applicable Fee Rate or Applicable Rate was in effect.

(b)                                 Other Fees.  (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  Except as otherwise expressly provided in Section 3.01, all payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Loan of Eurodollar Rate Loans (or, in the case of any Committed Loan of Base Rate Loans, prior to 12:00 noon on the date of such Committed Loan) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Loan of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Committed Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Loan.  Any payment by the Borrower shall be without prejudice to any claim the

Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Extension of Maturity Date.

(a)                                 Requests for Extension.  The Borrower may, by written notice to the Administrative Agent (such notice, an “Extension Notice”) (who shall promptly notify the Lenders) not earlier than ninety (90) days and not later than thirty (30) days prior to (i) the Initial Maturity Date extend the Maturity Date for an additional one year period from the Initial Maturity Date (such new Maturity Date, the “Extended Maturity Date”) and (ii) the Extended Maturity Date extend the Maturity Date for an additional one year period from the Extended Maturity Date subject, in each case, to Sections 2.14(b) and (c).

(b)                                 Conditions to Effectiveness of Extensions.  As conditions precedent to the effectiveness of each such extension of the Maturity Date, each of the following requirements shall be satisfied or waived on or prior to the Initial Maturity Date or the Extended Maturity Date, as applicable, as determined in good faith by the Administrative Agent (in each case, the first date on which such conditions precedent are satisfied or waived, the “Extension Effective Date”):

(i)                                     The Administrative Agent shall have received an Extension Notice within the period required under Section 2.14(a) above;

(ii)                                  On the date of such Extension Notice and both immediately before and immediately after giving effect to such extension of the Maturity Date, no Default shall have occurred and be continuing;

(iii)                               On the Extension Effective Date, immediately after giving effect to the extension of the Initial Maturity Date or the Extended Maturity Date, as the applicable, Total Asset Value shall be at least (x) $900,000,000 in the case of an extension of the Initial Maturity Date, and (y) $1,250,000,000 in the case of an extension of the Extended Maturity Date;

(iv)                              The Borrower shall have paid to the Administrative Agent, for the pro rata benefit of the Lenders based on their respective Applicable Percentages as of such date, an extension fee in an amount equal to 0.15% multiplied by the Aggregate Commitments as in effect on the date the proposed extension is to become effective (it being agreed that such extension fee shall be fully earned when paid and shall not be refundable for any reason); and

(v)                                 The Administrative Agent shall have received a certificate of the Borrower dated as of the applicable Extension Effective Date signed by a Responsible Officer of the Borrower (i) (A) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such extension or (B) certifying that, as of the Extension Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date with respect to each Loan Party (which resolutions include approval for an extension of the Maturity Date for a period that is not less than an additional two years from the Initial Maturity Date) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the date the proposed extension is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

(c)                                  Reaffirmation by Loan Parties.  If requested by the Administrative Agent, the Borrower and the other Loan Parties shall have delivered to the Administrative Agent such reaffirmations of their respective obligations under the Loan Documents (after giving effect to the extension), and acknowledgments and certifications that they have no claims, offsets or defenses with respect to the payment or performance of any of the Obligations, including, without limitation, reaffirmations of the Pledge Agreement and the Guaranty.

(d)                                 Effectiveness of Extension.  Any such extension of the Maturity Date shall become effective on the Extension Effective Date.

(e)                                  Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15                        Increase in Commitments; Addition of Incremental Term Loan Facilities.

(a)                                 Request for Increase.  Upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time prior to the then applicable Maturity Date, request an increase in the Aggregate Commitments (each such increase, an “Incremental Revolving Increase”) or add one or more tranches of term loans (each an “Incremental Term Loan Facility”; each Incremental Term Loan Facility and each Incremental Revolving Increase are collectively referred to as “Incremental Facilities”) by an amount (for all such Incremental Facilities) not exceeding $200,000,000; provided that (i) there exists no Default, (ii) each increase must be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof (or such other amounts as are agreed to by the Borrower and the Administrative Agent), and (iii) the conditions to the making of a Credit Extension set forth in clause (e) of this Section 2.15 shall be satisfied or waived.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the Lenders to be approached to provide all or a portion of such increase (subject in each case to any requisite consents required under Section 10.06) and the time period within which each such Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lenders).

(b)                                 Lender Elections to Increase.  Each applicable Lender shall notify the Administrative Agent within the time period for response described in Section 2.15(a) whether or not it agrees to participate in the requested Incremental Facility and, if so, whether by an amount equal to, greater than, or less than the portion of the requested Incremental Facility offered to it.  Any Lender not responding within such time period shall be deemed to have declined to participate in the requested Incremental Facility.  No Lender shall be required to increase its Revolving Commitment or make term loans under the Incremental Term Loan Facility, as applicable, to facilitate such Incremental Facility.

(c)                                  Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  Subject to the approval of the Administrative Agent (which approvals shall not be unreasonably withheld, delayed or conditioned) and, in the case of an Incremental Revolving Increase, each L/C Issuer, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”).

(d)                                 Effective Date and Allocations.  If the Revolving Commitments are increased or term loans shall be made under any Incremental Term Loan Facility, as applicable, in accordance with this Section 2.15, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Facility.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Incremental Facility and the Increase Effective Date.

(e)                                  Conditions to Effectiveness of Incremental Facility.  As conditions precedent to the effectiveness of each such Incremental Facility, on or prior to the applicable Increase Effective Date:

(i)                                     the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower:

(A)                               (1) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such Incremental Facility or (2) certifying that, as of such Increase Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date (which resolutions include approval to increase the Aggregate Commitments to an amount at least equal to $500,000,000) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption,

(B)                               certifying that, before and after giving effect to such Incremental Facility, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, (2) no Default exists, (3) Availability;

(C)                               in the case of an Incremental Term Loan Facility, Availability shall equal or exceed zero ($0) on a pro forma basis immediately after giving effect to the closing of such Incremental Term Loan Facility; and

(D)                               in the case of an Incremental Term Loan Facility, the Loan Parties will be in compliance with the provisions of Section 7.11 on a pro forma basis immediately after giving the closing of such Incremental Term Loan Facility;

(ii)                                  the conditions of the Lenders providing such Incremental Facility shall be satisfied or waived;

(iii)                               the Administrative Agent shall have received (x) a New Lender Joinder Agreement duly executed by the Borrower and each Eligible Assignee, if any, that is becoming a Lender in connection with such Incremental Facility, which New Lender Joinder Agreement shall be acknowledged and consented to in writing by the Administrative Agent and, in the case of an Incremental Revolving Increase, each L/C Issuer and (y) written confirmation from each existing Lender, if any, participating in such Incremental Facility of the amount by which its Commitment will be increased, in the case of an Incremental Revolving Increase, which confirmation shall be acknowledged and consented to in writing each L/C Issuer, or the amount of the term loan to be made by such Lender, in the case of an Incremental Term Loan Facility;

(iv)                              if requested by the Administrative Agent or any new Lender or Lender participating in the Incremental Facility, the Administrative Agent shall have received a favorable opinion of counsel (which counsel shall be reasonably acceptable to the Administrative Agent), addressed to the Administrative Agent and each Lender, as to such customary matters concerning the Incremental Facility as the Administrative Agent may reasonably request;

(v)                                 the Borrower shall provide a Note to any new Lender joining on the Increase Effective Date, if requested;

(vi)                              if a Mortgage in favor of the Administrative Agent exists at such time on a Borrowing Base Asset, then the Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that no Improvements located on such mortgaged Real Property Asset are located within a Special Flood Hazard Area or, if any are, evidence that the flood insurance prescribed herein has been obtained; and

(vii)                           the Borrowers shall have paid to the Bookrunner, for its own account, the fee required to be paid pursuant to the Fee Letter.

(f)                                   Settlement Procedures.  On each Increase Effective Date, promptly following fulfillment of the conditions set forth in clause (e) of this Section 2.15, the Administrative Agent shall notify the Lenders of the occurrence of the Incremental Facility effected on such Increase Effective Date and, in the case of a Revolving Credit Increase, the amount of the Commitments and the Applicable Percentage of each Lender as a result thereof, and in the case of an Incremental Term Loan Facility, the allocated portion and applicable percentage of each Lender participating in such Incremental Term Loan Facility and each such participating Lender shall make a term loan to the Borrowers equal to its allocated portion of such Incremental Term Loan Facility.  In the event that an Incremental Revolving Increase results in any change to the Applicable Percentage of any Lender, then on the Increase Effective Date, as applicable, (i) the participation interests of the Lenders in any outstanding Letters of Credit shall be automatically reallocated among the Lenders in accordance with their respective Applicable Percentages after giving effect to such increase, (ii) any new Lender, and any existing Lender whose Commitment has increased, shall pay to the Administrative Agent such amounts as are necessary to fund its new or increased Applicable Percentage of all existing Committed Loans, (iii) the Administrative Agent will use the proceeds thereof to pay to all existing Lenders whose Applicable Percentage is decreasing such amounts as are necessary so that each Lender’s share of all Committed Loans, will be equal to its adjusted Applicable Percentage, and (iv) the Borrowers shall pay any amounts required pursuant to Section 3.05 on account of the payments made pursuant to clause (iii) of this sentence.

(g)                                  Amendments.  In the case of an Incremental Term Loan Facility, this Agreement and the other Loan Documents may be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15 with the consent of the Administrative Agent, each Lender providing such Incremental Term Loan Facility and the Borrower, to give effect to or to evidence the terms of such Incremental Term Loan Facility.

(h)                                 Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16                        Cash Collateral.

(a)                                 Certain Credit Support Events.  If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the applicable L/C Issuer, either (x) in the case of clause (i) or (ii) above, repay the subject L/C Borrowing or L/C Obligation, if applicable, or (y) provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuers that there exists excess Cash Collateral; provided, however, (x) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuers may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any Commitment Fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive (x) Facility Fees payable under Sections 2.09(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Committed Loans funded by it, and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16 and (y) Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C)                               With respect to any Facility Fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuers the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18                        Inclusions, Exclusions and Removals of Borrowing Base Assets.

(a)                                 Inclusions of Borrowing Base Assets.  As of the Closing Date, the Borrowing Base Assets listed on Schedule 2.18 (the “Borrowing Base Assets List”) shall be the initial Borrowing Base Assets.  Additional Ground Net Lease Assets that qualify as Eligible Ground Net Lease Assets and additional Loan Assets that qualify as Eligible Loan Assets may be offered by the Borrower (each such offered Ground Net Lease Asset and each such offered Loan Asset, a

“Nominated Asset”), and shall be included as Borrowing Base Assets in accordance with the following and any other applicable terms and conditions contained in this Agreement (or as otherwise agreed by the Borrower and Required Lenders):

(i)                                     Request for Inclusion of Borrowing Base Assets. The Borrower from time to time may request that a Nominated Asset be approved and included as a Borrowing Base Asset by delivering a written request therefor (the “Nominated Asset Notice”) to the Administrative Agent and the Lenders at least thirty (30) days (or such shorter period of time as agreed to by the Administrative Agent in writing) prior to the date proposed in such written request for the inclusion of such Nominated Asset as a Borrowing Base Asset (such date, the “Proposed Inclusion Date”), which notice shall be accompanied by copies of all ground net lease documentation with respect to such Nominated Asset or the underlying mortgaged Real Property Asset with respect to such Nominated Asset, a list of the Subsidiaries comprising the Direct Owner of the Nominated Asset and each Indirect Owner of the Direct Owner and their U.S. taxpayer identification numbers, the street address(es) and legal description of the Nominated Asset, together with a “Standard Flood Hazard Determination Form” for such Nominated Asset;

(ii)                                  Diligence of Nominated Asset.  The Borrower shall at its expense provide the Administrative Agent (for distribution to the Lenders) with the following due diligence materials and information with respect to any Nominated Asset at least thirty (30) days (or such shorter period of time as agreed to by the Administrative Agent in writing) prior to the Proposed Inclusion Date for such Nominated Asset:

(A)                               an Appraisal dated no earlier than one hundred twenty (120) days prior to the Proposed Inclusion Date (or such other date as the Administrative Agent shall agree in writing);

(B)                               an underwriting report prepared by the Borrower describing in reasonable detail the Nominated Asset and the diligence and analysis performed by the Borrower with respect to such Ground Net Lease Asset or such Loan Asset and the underlying mortgaged Real Property Asset, including, to the extent applicable to such type of Nominated Asset, a description of the location, lease terms, tenant lists, property operating statements, loan performance data, information regarding the ground lessee and tenants and their creditworthiness, and issues pertaining to the management and operation of the Nominated Asset and/or the underlying mortgaged Real Property Asset, in each case, consistent with the underwriting reports provided by the Borrower with respect to the Initial Borrowing Base Assets and solely to the extent such information is available to, or expected to be made available to, a Loan Party and are not subject to confidentiality restrictions limiting the ability of the Loan Parties to provide same;

(C)                               a title report showing (w) in the case of a Ground Net Lease Asset, that a Wholly-Owned Subsidiary of the Borrower is the fee owner and ground lessor of the Nominated Asset, subject to no encumbrances (including no mortgages) except Permitted Property Encumbrances and other encumbrances approved by the Administrative Agent, (x) in the case of a Loan Asset, that the fee owner, ground lessor and ground lessee of the underlying mortgaged Real

Property Asset is not an Affiliate of the Borrower (provided that to the extent that such information cannot be ascertained from the title report, a written certification of the Borrower may be used to satisfy the requirement that fee owner, ground lessor and ground lessee of the underlying mortgaged Real Property Asset is not an Affiliate of the Borrower), and such underlying mortgaged Real Property Asset is subject to no encumbrances other than Permitted Property Encumbrances, encumbrances set forth in the documentation for the Loan Asset and the underlying mortgage and any other encumbrances approved by the Administrative Agent, (y) a legal description of the Nominated Asset or the underlying mortgaged Real Property Asset, as applicable, and (z) no title defects exist that could have a material effect on the marketability of the Nominated Asset or the underlying mortgaged Real Property Asset, along with copies of all exceptions to title shown on such title report, and estoppel certificates from the relevant ground lessee and such other parties to such exception documents as the Administrative Agent may specify;

(D)                               a Survey dated no more than sixty (60) days prior to the Proposed Inclusion Date in form and substance satisfactory to the Administrative Agent;

(E)                                a current Phase I Environmental Assessment report addressed to the Administrative Agent and prepared by a qualified environmental consultant reasonably acceptable to the Administrative Agent together with a Phase II Environmental Assessment report and any other additional reports and assessments to the extent recommended by the environmental consultant in the Phase I Environmental Assessment, which reports shall be dated no more than ninety (90) days prior to the Proposed Inclusion Date (or such other date agreed to in writing by the Administrative Agent) and shall otherwise be in form and substance satisfactory to the Administrative Agent and in accordance with its guidelines (or if no such guidelines exist, generally accepted industry standards), including a certification by a qualified engineer of such firm that such engineer, or a person working under his/her supervision, (a) has obtained and examined the list of prior owners of the Nominated Asset, (b) has investigated registrations or other listings of the Nominated Asset on appropriate databases, (c) has made an on-site physical examination of such Nominated Asset and (d) has made a visual observation of the surrounding areas and has found no evidence of the presence of Hazardous Materials, or of past or present Hazardous Materials activities, except as disclosed in such report;

(F)                                 evidence that the Nominated Asset or the underlying mortgaged Real Property Asset constitutes a separate lot for zoning and tax purposes;

(G)                               a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Proposed Inclusion Date, giving pro forma effect to the inclusion of such Nominated Asset as a Borrowing Base Asset and to the Credit Extension, if any, anticipated to be made contemporaneously with the inclusion of such Nominated Asset or the proceeds of which are expected to be used to acquire such Nominated Asset;

(H)                              a fully completed Borrowing Base Certificate with the information set forth therein being as of the date of delivery of the Nominated Asset Notice and giving pro forma effect to the inclusion of such Nominated Asset as a Borrowing Base Asset to the Credit Extension, if any, anticipated to be made contemporaneously with the inclusion of such Nominated Asset or the proceeds of which are expected to be used to acquire such Nominated Asset;

(I)                                   UCC, judgment, tax, bankruptcy and litigation searches with respect to the Subsidiary that is (or will be) the Direct Owner of such Nominated Asset, each Subsidiary that is (or will be) an Indirect Owner of such Direct Owner, and, in the case of an asset acquisition, the seller of such Nominated Asset;

(J)                                   financial and operating results (for the most recent twelve (12) month period) for the Nominated Asset setting forth in such format as previously submitted by the Borrower on account of other Borrowing Base Assets or otherwise as the Administrative Agent may reasonably accept (in each case, solely to the extent such information is available to, or is expected to be made available to, a Loan Party);

(K)                               projections of Net Operating Income of all of the Borrowing Base Assets (including the Nominated Asset) for the twelve (12) full calendar month period following the date of the Proposed Inclusion Date (in each case, solely to the extent such information is available to, or is expected to be made available to, a Loan Party);

(L)                                such other items pertaining to such Nominated Asset and each Subsidiary of the Borrower that is the Direct Owner of such Nominated Asset or an Indirect Owner of such Direct Owner as the Administrative Agent or any Lender may reasonably request, including all documentation and other information that the Administrative Agent or any Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, and the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender shall be reasonably satisfactory to the Administrative Agent or such Lender in all respects.

(iii)                               Approval of Nominated Asset. The Administrative Agent shall have the right to accept or reject any Nominated Asset with, (x) in the case of a Ground Net Lease Asset, an Appraised Value, and (y) in the case of a Loan Asset, a Loan Asset Value, of $25,000,000 or less.  The Administrative Agent and the Required Lenders shall have the right to accept or reject any Nominated Asset with (x) in the case of a Ground Net Lease Asset, an Appraised Value, and (y) in the case of a Loan Asset, a Loan Asset Value, greater than $25,000,000.  Any Lender that fails to notify the Administrative Agent within 10 days after receipt of the items set forth in clause (ii)(A) through (M) above shall be deemed to have approved the inclusion of the Nominated Asset as a Borrowing Base Asset. The Administrative Agent shall endeavor to notify the Borrower in writing within twenty (20) days after receipt of the Nominated Asset Notice whether or not the Administrative Agent and, as applicable, the Required Lenders elect to reject such Nominated Asset as set forth in the first two sentences of this paragraph and, if no notice is received by the Borrower by such time, such Nominated Asset shall be deemed approved.

(iv)                              Conditions to Nominated Assets Being Included as Borrowing Base Assets.  The inclusion of any Nominated Asset approved by the Administrative Agent or by the Administrative Agent and the Required Lenders pursuant to Section 2.18(a)(iii) as a Borrowing Base Asset, is subject to satisfaction of the following conditions precedent (and such Nominated Asset shall be included as a Borrowing Base Asset hereunder commencing on the date on which all such conditions precedent are satisfied (unless waived in writing by the Administrative Agent), (such date, the “Inclusion Effective Date”)):

(A)                               the Borrower shall deliver, or cause to be delivered, to the Administrative Agent, at the Borrower’s sole expense, each of which shall be originals, or e-mail (in a .pdf format) or facsimiles (followed promptly by originals) unless otherwise specified, each of which documents to be signed by any Subsidiary shall be properly executed by a Responsible Officer of such signing Subsidiary and dated as of the Inclusion Effective Date and each in form and substance satisfactory to the Administrative Agent and the Required Lenders:

(I)                                   if the Proposed Inclusion Date is prior to the Investment Grade Release, a joinder agreement in substantially the form attached hereto as Exhibit H, together with all of the items described in Sections 4.01(a)(iv), 4.01(a)(v) and 4.01(a)(viii) with respect to each Subsidiary of the Borrower that is the Direct Owner of such Nominated Asset or an Indirect Owner of such Direct Owner (in each case to the extent not already a Subsidiary Guarantor);

(II)                              if the Proposed Inclusion Date is prior to the Investment Grade Release, a joinder agreement and/or pledge amendment with respect to the Pledge Agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the Equity Interests in the Direct Owner of such Nominated Asset and the Indirect Owners of such Direct Owner shall be pledged in favor of the Administrative Agent for the benefit of the Secured Parties (in each case to the extent not already pledged as Collateral);

(B)                               if the Proposed Inclusion Date is prior to the Investment Grade Release, the Administrative Agent shall have received a Perfection Certificate Supplement and such other agreements and documents, and evidence that all other actions, recordings and filings have been or will contemporaneously be taken, in each case that the Administrative Agent may reasonably deem necessary or desirable in order to create or perfect the Liens created under the Pledge Agreement (including the delivery of the certificates representing any Equity Interests in any Person that have been pledged pursuant to the Pledge Agreement together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests);

(C)                               the Administrative Agent shall have received all such termination statements and other documents as may be necessary to terminate all Liens on such Nominated Asset and the Collateral, other than Permitted Property Encumbrances and Permitted Equity Encumbrances;

(D)                               if the Proposed Inclusion Date is prior to the Investment Grade Release, the Borrower shall have provided, or caused to be provided, to the Administrative Agent evidence (which shall include certificates of insurance acceptable to the Administrative Agent and its insurance consultant) that all insurance policies required to be in effect with respect to pursuant to the terms of this Agreement are in effect with respect to the Nominated Asset and the underlying mortgaged Real Property Asset, together with evidence of the payment of premiums therefor that are then due and payable;

(E)                                the Borrower shall have delivered to the Administrative Agent, if required by the Administrative Agent, favorable opinions of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent, and as to such matters as the Administrative Agent may reasonably request concerning the Loan Documents and Loan Parties executing Loan Documents and all Persons that are becoming Loan Parties in connection with the inclusion of such Nominated Property as a Borrowing Base Asset and the Nominated Asset;

(F)                                 the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying (1) that no Default has occurred and is continuing or would result from the inclusion of such Nominated Asset as a Borrowing Base Asset; (2) that all financial and operating information delivered to the Administrative Agent pursuant to Section 2.18(a)(ii), to the knowledge of the Borrower, contains no material misstatement of fact or omit to state any material fact that would make such information not be true and correct; and (3) that such property satisfies (or will satisfy concurrently with such inclusion and the satisfaction of the conditions precedent in this Section 2.18(a)(iv)) each of the criteria set forth in the definition of Eligible Ground Net Lease Asset or Eligible Loan Asset, as applicable, and would not be required to be excluded as a Borrowing Base Asset pursuant to Section 2.18(b);

(G)                               a fully completed Borrowing Base Certificate with the information set forth therein being as of the Inclusion Effective Date and giving pro forma effect to the inclusion of such Nominated Asset as a Borrowing Base Asset to the Credit Extension, if any, anticipated to be made contemporaneously with the inclusion of such Nominated Asset or the proceeds of which are expected to be used to acquire such Nominated Asset;

(H)                              a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Inclusion Effective Date, giving pro forma effect to the inclusion of such Nominated Asset as a Borrowing Base Asset and to the Credit Extension, if any, anticipated to be made contemporaneously with the inclusion of such Nominated Asset or the proceeds of which are expected to be used to acquire such Nominated Asset;

(I)                                   an updated Borrowing Base Assets List; and

(J)                                   if the Proposed Inclusion Date is after the occurrence of a Springing Mortgage Covenant Event relating to clause (a) or (b) of the definition thereof, the Borrower shall have caused the Direct Owner of the Nominated Asset to execute (as applicable) and/or deliver to the Administrative Agent each of the items described in Section 6.12(a).

(v)                                 Appraisals.  Any delay in the completion of the Appraisals of the Nominated Assets shall be the sole risk of the Borrower; provided, however, the Administrative Agent shall use good faith efforts to obtain or otherwise approve the applicable Appraisals as soon as reasonably possible.

(b)                                 Exclusion of Borrowing Base Assets. Any of the following shall result in the Appraised Value, in the case of an Ground Net Lease Asset, or the Loan Asset Value, in the case of a Loan Asset, of the applicable Borrowing Base Asset being deemed to be zero:

(i)                                     Loss of Eligibility Status.  Immediately, if such Borrowing Base Asset fails to satisfy any of the criteria set forth in the definition of Eligible Ground Net Lease Asset or Eligible Loan Asset, as applicable, (unless each such failure is susceptible to cure within a period of fifteen (15) Business Days and the Loan Parties have undertaken to cure each such failure within such period, in which case the Appraised Value or the Loan Asset Value, as applicable, of such Borrowing Base Asset will remain at the then existing Appraised Value or Loan Asset Value, as applicable,  and only be considered to be zero at the end of such period in the event that such Borrowing Base Asset fails to satisfy all of the applicable criteria prior thereto).

(ii)                                  Dispositions. Immediately, upon a Disposition of all assets comprising such Borrowing Base Asset.

(iii)                               Releases. Immediately, upon the release of such Borrowing Base Asset pursuant to Section 2.18(c).

(c)                                  Removal of Borrowing Base Assets and Releases of Collateral and Subsidiary Guarantors.

(i)                                     Upon satisfaction of each of the Release Conditions with respect to any proposed Release Transaction, the release contemplated by such Release Transaction shall be effective automatically and without further action of any Person and:

(A)                               if the proposed Release Transaction involves release of a Subsidiary Guarantor from its obligations under the Guaranty, the Administrative Agent shall, at the sole expense of the Borrower, execute and deliver such documents as the Loan Parties may reasonably request as necessary or desirable to evidence the release of the applicable Subsidiary Guarantor from its obligations under the Guaranty;

(B)                               if the proposed Release Transaction involves release of the Lien of the Administrative Agent on any Loan Asset or Ground Net Lease Asset, the Administrative Agent shall, at the sole expense of the Borrower, execute and deliver such documents as the Loan Parties may reasonably request as necessary or desirable to evidence the release of the Lien of the Administrative Agent on such Loan Asset or Ground Net Lease Asset; and

(C)                               if the proposed Release Transaction involves release of the Lien of the Administrative Agent on any Equity Interest in a Subsidiary Guarantor or owned, directly or indirectly by a Subsidiary Guarantor, the Administrative Agent shall, at the sole expense of the Borrower, execute and deliver such documents as the Loan Parties may reasonably request as necessary or desirable to evidence the release of the Lien of the Administrative Agent on such Equity Interest and/or the release of the applicable Subsidiary Guarantor from its obligations under the Pledge Agreement (including, in the case of this clause (C) and clauses (A) and (B) above, executing documents reasonably in advance to the extent practicable in order to facilitate releases, including placing documents into escrow on terms acceptable to the Administrative Agent);

(ii)                                  For the avoidance of doubt:

(A)                               upon a release pursuant to a Release Transaction of the type contemplated in either clause (i)(A) or (i)(C) above, all Borrowing Base Assets owned or ground leased, directly or indirectly, by the applicable Subsidiary Guarantor shall be removed from the calculation of the Borrowing Base Amount; and

(B)                               upon a release pursuant to a Release Transaction of the type contemplated in clause (i)(B) above, the Loan Asset or the Ground Net Lease Asset, as applicable, that is the subject of the Lien release shall be removed from the calculation of the Borrowing Base Amount.

(iii)                               The Administrative Agent shall promptly notify the Lenders following the consummation of any proposed Release Transaction.

(iv)                              It is understood and agreed that no release pursuant to this Section 2.18(c) shall impair or otherwise adversely affect the Liens, security interests, guarantees and other rights of the Administrative Agent or the Secured Parties under the Loan Documents not being released (or as to the parties to the Loan Documents and the Collateral subject to the Loan Documents not being released).

ARTICLE III.                TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Loan Party or the Administrative Agent shall withhold or make such deductions as are determined by such Loan Party or the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.  (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)                                  Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed  copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              executed copies of IRS Form W-8ECI;

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed  copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, executed  copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed  copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02                        Illegality.  If any Lender determines in good faith that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender  to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof,  (a)  the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan  or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, then in each case of each of clause (a) and (b) above, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Loan of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) (i) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans,  in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to unreimbursed costs or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07                        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.                 CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Effectiveness.  This Agreement shall become effective on the date that the Signature Pages (as defined in the Escrow Agreement) are released from escrow in accordance with the terms of the Escrow Agreement:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals, email (in a .pdf format) or telecopies (followed promptly by originals) unless otherwise specified, each properly executed (if applicable) by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)                               in each case, solely with respect to Collateral required to be granted on the Closing Date (and for the avoidance of doubt and notwithstanding anything to the contrary herein, excluding as Collateral the Equity Interest of the Operating Partnership and any direct or indirect owner thereof) a pledge agreement (together with each pledge agreement supplement delivered pursuant to Section 2.18(a), as amended, the “Pledge Agreement”), duly executed by the applicable Grantors, together with:

(A)                               certificates or instruments, if any, representing the Collateral pledged thereunder accompanied by all endorsements and/or powers required by the Pledge Agreement,

(B)                               evidence that (x) all proper financing statements have been or contemporaneously therewith will be duly filed under the Uniform Commercial Code of all applicable jurisdictions and (y) all applicable perfection requirements that the Administrative Agent reasonably may deem necessary or desirable in order to perfect the Liens created under the Pledge Agreement, covering the Collateral described in the Pledge Agreement,

(C)                               completed requests for information listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Grantor as debtor, together with (x) copies of such other financing statements and (y) if any such financing statement covers Collateral, termination statements (or similar documents) for filing in all applicable jurisdictions as may be necessary to terminate any such effective financing statements (or equivalent filings), and

(D)                               a Perfection Certificate duly executed by each Grantor;

(E)                                evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary or desirable in order to perfect the Liens created under the Pledge Agreement have been taken;

(iv)                              such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)                                 such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(vi)                              a favorable opinion of Clifford Chance US LLP, counsel to the Loan Parties, and Venable LLP, special Maryland counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vii)                           a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii)                        a certificate signed by a Responsible Officer of the Borrower (x) certifying that (1) the conditions specified in Sections 4.02(a) and (b) have been satisfied, (2) there has been no event or circumstance since the date of the Audited Financial Statements that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (3) the Borrower is not subject to any present or contingent Environmental Claim which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Borrower, and (4) no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority that (A) relates to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (B) would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (y) attaching copies of the Organization Documents of each Person whose Equity Interests are included in the Collateral, if any, which Organization Documents shall (1) in the reasonable opinion of the Administrative Agent, permit the Administrative Agent to realize on such Collateral upon the occurrence and during the continuance of an Event of Default and (2) otherwise be in form and substance reasonably satisfactory to the Administrative Agent;

(ix)                              a fully completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower most recently ended as of the Closing Date ended for which financial statements of the Borrower are available, giving pro forma effect to the transactions to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date) and including in reasonable detail the calculations required to establish compliance with the covenants set forth in Section 7.11 and setting forth a calculation of the covenants described in the definition of Springing Mortgage Covenant Event;

(x)                                 evidence of a successful initial public offering and concurrent private placement by the Borrower (the “IPO”), with minimum Net Proceeds of $250,000,000 therefrom after giving effect to concurrent payment of transaction expenses incurred in connection with the Loan Documents, the IPO and related transactions; provided that at least $200,000,000 of such Net Proceeds shall be from the IPO;

(xi)                              evidence of the termination of all commitments and undertakings made by Bank of America and JPMorgan Chase Bank, N.A. with respect to the proposed senior secured $170,000,000 term loan facility under or in connection with the Term Loan Agreement deposited into escrow with Simpson Thacher & Bartlett LLP pursuant to the escrow agreement between Bank of America and iStar Inc., dated as of November 16, 2016, as same was amended and supplemented by separate letter agreements dated December 30, 2016 and February 28, 2017 among Bank of America, JPMorgan Chase Bank, N.A. and iStar Inc.; and

(xii)                           such other assurances, certificates, documents and consents as the Administrative Agent, any L/C Issuer or the Required Lenders reasonably may require.

(b)                                 Any fees required to be paid on or before the Closing Date shall have been paid.

(c)                                  Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans, which, in either case, shall be subject only to the condition precedent set forth in clause (e) below) is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b)                                 No Default shall be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, an L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                                 The Administrative Agent shall have received a Borrowing Base Certificate from the Borrowers with the information set forth therein being as of the date of such requested Borrowing (and giving pro form effect thereto).

(e)                                  After giving effect to the proposed Loan, Availability equals or exceeds zero ($0).

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (e) have been satisfied on and as of the date of the applicable Credit Extension (except that a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans shall be deemed to be a representation that the condition precedent set forth in clause (e) above has been satisfied on and as of the date of the applicable Credit Extension).

ARTICLE V.                      REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens created under the Collateral Documents) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except, in each case under clauses (b)(ii) and (c) with respect to any such contravention, violation or conflict that would not reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party or the consummation of any of the transactions contemplated thereby, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than approvals, consents, exemptions, authorizations, actions, notices, filings recordings and registrations that have already been duly made or obtained and remain in full force and effect.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other similar laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted

therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries (assuming that each Consolidated Party existing as of the Closing Date existed as of the date of such Audited Financial Statements and that the transactions required to effectuate the IPO shall have occurred) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and (to the extent required by GAAP) other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof.

(b)                                 The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated [         ], and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since December 31, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)                                 As set forth in the Form S-11, the unaudited pro forma financial data of the Borrower and its Subsidiaries as and for the years ended December 31, 2016 and December 31, 2015 (assuming that each Consolidated Party existing as of the Closing Date existed as of December 31, 2016 and December 31, 2015 and that the transactions required to effectuate the IPO shall have occurred), certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

(e)                                  The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.

5.06                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) in which there is a reasonable possibility of an adverse decision which, if adversely decided, would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.07                        No Default.  Neither any Loan Party nor any Subsidiary thereof is in default beyond any applicable grace period under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.  To the best of the Borrower’s knowledge after due inquiry, no Material Event in respect of any Borrowing Base Asset has occurred.

5.08                        Ownership of Property; Liens.

(a)                                 Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The Borrowing Base Assets, the Equity Interests in each Direct Owner of a Borrowing Base Asset and each Indirect Owner of each such Direct Owner, and the right to any income from any of the foregoing, are subject to no Liens other than Liens permitted by Section 7.01.

5.09                        Environmental Compliance.  Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (a) has failed to comply with any applicable Environmental Laws, (b) has incurred any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any facts or conditions that would reasonably be expected to result in any Environmental Liability.(1)

5.10                        Insurance.

(a)                                 The Loan Parties are in compliance with the requirements of Section 6.07, and no Loan Party, nor, to any Loan Party’s knowledge, any other Person, has done, by act or omission, anything which would materially and adversely impair the coverage of any such policy.

(b)                                 No portion of any Collateral is, under the FDPA, in a Special Flood Hazard Area, or within a Flood Zone designated A or V in a participating community, or, if in such an area or zone, flood insurance is maintained therefor in full compliance with the provisions of Section 6.07.

5.11                        Taxes.  The Borrower and its Subsidiaries have filed all U.S. federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except (i) such taxes, if any, as are being contested in good faith by appropriate proceedings and are reserved against in accordance with GAAP or (ii) such tax returns or such

(1)  Note:  the mortgage documents will include additional provisions concerning environmental matters.

taxes, the failure to file when due or to make payment when due and payable would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is party to any tax sharing agreement.

5.12                        Compliance with ERISA.

(a)                                 Except as set forth on Schedule 5.12, neither the Borrower nor any other Loan Party is a member of or has entered into, maintained, contributed to, or been required to contribute to, or may incur any liability with respect to any Plan or Multiemployer Plan.  There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.  No Termination Event has occurred, and neither the Borrower nor any member of the ERISA Group is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in a Termination Event with respect to any Plan.  Except as could not be reasonably expected to have a Material Adverse Effect individually or in the aggregate (i) there has been no filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standards with respect to any Plan; (ii) there has been no failure to make by its due date any required installment under Section 430(j) of the Code with respect to any Plan nor a failure by the Borrower nor any member of the ERISA Group to make any required contribution to a Multiemployer Plan; (iii) there has been no determination that any Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) the present value of all accrued benefits under each Plan (determined based on the assumptions used by such Plans pursuant to Section 430(h) of the Code) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed by more than an immaterial amount the value of the assets of such Plan (as determined pursuant to Section 430(g) of the Code) allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of ASC Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than an immaterial amount the fair market value of the assets of all such underfunded Plans; (v) each employee benefit plan maintained by the Borrower or any of its Subsidiaries or any Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such employee benefit plan or Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a letter is currently pending before the Internal Revenue Service and, to the knowledge of Borrower, nothing has occurred subsequent to the issuance of the determination letter which would cause such employee benefit plan or Plan to lose its qualified status; and (vi) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any member of the ERISA Group other than in the ordinary course. The Borrower and its Subsidiaries have no contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title 1 of ERISA, and except as would not be reasonably expected to have a Material Adverse Effect.  In the event that at any time after the Closing Date, the Borrower or any other Loan Party shall sponsor or contribute to any other material Plan or Multiemployer Plan, the Borrower promptly shall notify the Administrative Agent thereof (and from and after such notice, Schedule 5.12 shall be deemed modified thereby).

(b)                                 No assets of the Borrower or any other Loan Party constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including, but not limited to, 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA or a “plan” within the meaning of, and subject to, Section 4975(e)(1) of the Code. In addition to the prohibitions set forth in this Agreement and the other Loan Documents, and not in limitation thereof, the Borrower covenants and agrees that the Borrower shall not, and shall not permit any other Loan Party to, use any “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3101) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA or a “plan” within the meaning of, and subject to, Section 4975(e)(1) of the Code to repay or secure the Note, the Loan, or the Obligations.

(c)                                  As of the Closing Date neither the Borrower nor any Loan Party will be (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); or (3) a “governmental plan” within the meaning of ERISA.

5.13                        Subsidiaries; Equity Interests.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by a Loan Party in the amounts specified on Schedule 5.13.  All of the outstanding Equity Interests in each Loan Party are owned, directly or indirectly, by the Borrower free and clear of all Liens other than Permitted Equity Encumbrances.  All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

5.14                        Margin Regulations; Investment Company Act.

(a)                                 The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions hereof. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of regulations T, U, or X of the Federal Reserve Board.

(b)                                 None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (y) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

5.15                        Disclosure.  All information heretofore furnished by the Borrower or any other Consolidated Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified; provided that, with respect to projected financial information, the Borrower represents and warrants only that such information represents the Borrower’s expectations regarding future performance, based upon historical information and reasonable assumptions, it being understood, however, that actual results may differ from the projected results described in the financial projections and was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16                        Compliance with Laws.  The Borrower and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17                        Taxpayer Identification Number.  Each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.18                        Anti-Corruption Laws and Sanctions; Anti-Money Laundering.

(a)                                 The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person.  None of the Borrower, any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, or affiliate thereof, is a Sanctioned Person.  No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(b)                                 No Loan Party or any Subsidiaries thereof, nor, to the knowledge of any Loan Party, any of its Affiliates or respective officers, directors, or employees (i) has violated or is in violation of any applicable Anti-Money Laundering Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

5.19                        Solvency.  The Borrower, together with its Subsidiaries, taken as a whole, is Solvent.

5.20                        Principal Offices.  As of the Closing Date, the principal office, chief executive office and principal place of business of each Loan Party is 1114 Avenue of the Americas, New York, NY 10036.

5.21                        REIT Status and Stock Exchange Listing.  The Borrower is organized and operated in a manner that allows it to qualify as a REIT, and it will elect to qualify to be taxed as a REIT commencing with its taxable year ending December 31, 2017.  Upon consummation of the IPO, each class of the Borrower’s common Equity Interests will be listed on the New York Stock Exchange.

5.22                        No Burdensome Agreements.  Except as may have been disclosed by the Borrower in writing to the Lenders prior to the Closing Date or that would otherwise be permitted under the Loan Documents, neither the Borrower nor any other Loan Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.23                        Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Property Encumbrances and Permitted Equity Encumbrances, as applicable) on all right, title and interest of the respective Grantors in the Collateral described therein.  Except as contemplated by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.24                        Organization Documents.  The documents delivered pursuant to Section 4.01(a)(v) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of the Borrower and each Loan Party.  The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of each such document.

5.25                        Borrowing Base Assets.  Each Loan Asset and Ground Net Lease Asset included in any calculation of Borrowing Base Amount, at the time of such calculation, satisfied each of the criteria set forth in the definition of Eligible Loan Asset or Eligible Ground Net Lease Asset, as applicable.

5.26                        EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

ARTICLE VI.                 AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (in each case, other than contingent indemnification and reimbursement obligations for which no claim has been asserted), or any Letter of Credit shall remain outstanding (that has not been Cash Collateralized):

6.01                        Financial Statements.  The Borrower shall deliver to the Administrative Agent for further distribution to each Lender:

(a)                                 as soon as available, but in any event within 95 days after the end of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (or in the case of the December 31, 2017 statements, the figures set forth in the Audited Financial Statements), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                                 as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended June 30, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case (commencing with the fiscal quarter ending June 30, 2018]) setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for such fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02                        Certificates; Other Information.  The Borrower shall deliver to the Administrative Agent for further distribution to each Lender:

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended March 31, 2017), a duly completed Compliance Certificate (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), including a calculation, in form and substance reasonably satisfactory to the Administrative Agent, of Availability as of the last day of the fiscal period covered by such Compliance Certificate;

(b)                                 on a quarterly basis (and in any case within 10 Business Days after the last day of each quarter), or more frequently if requested by the Administrative Agent upon the occurrence and during the continuance of a Default or a Material Event, a Borrowing Base Certificate;

(c)                                  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)                                 promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any material indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)                                  promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof;

(f)                                   promptly, and in any event, within five (5) Business Days after receipt thereof by a Loan Party, any material amendments, consents or waivers with respect to any Eligible Loan Asset or Eligible Ground Net Lease Asset and entered into or delivered on or after the Closing Date; and

(g)                                  promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, compliance with the terms of the Loan Documents, or with respect to any Eligible Loan Asset, Eligible Ground Net Lease or Collateral, in each case, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on  IntraLinks, Syndtrak, ClearPar, or  a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are requested on not less than three (3) Business Days’ notice to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03                        Notices.  The Borrower shall promptly (and in any event within five (5) Business Days after any officer of any Loan Party obtains knowledge thereof) notify the Administrative Agent and each Lender:

(a)                                 of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)                                  and in any event notify the Administrative Agent and each Lender within thirty (30) days, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might reasonably constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and, in the case of any occurrence covered by any of clauses (i) through (vii) above, which occurrence would reasonably be expected to result in a Material Adverse Effect;

(d)                                 (i) the receipt by the Borrower, or any of the Environmental Affiliates of any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Borrower, or any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance would reasonably be expected to have a Material Adverse Effect, (ii) the existence of any Environmental Claim pending against the Borrower or any Environmental Affiliate and such Environmental Claim would reasonably be expected to have a Material Adverse Effect or (iii) any release, emission, discharge or disposal of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate or would reasonably be expected to interfere with the Borrower’s Business or the fair saleable value or use of any of its Properties, which in any such event would reasonably be expected to have a Material Adverse Effect;

(e)                                  the occurrence of any Material Event with respect to, or any material event of default under or related to, any Borrowing Base Asset;

(f)                                   of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

(g)                                  of any announcement by Moody’s, S&P or Fitch of any change or possible change in a Debt Rating; provided, that the provisions of this clause (g) shall not apply until the Investment Grade Pricing Effective Date.

Each notice pursuant to this Section 6.03 (other than Section 6.03(g)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations.  The Borrower shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all federal and state and other tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect and (b) all lawful claims which, if unpaid, would by law become a Lien upon any Borrowing Base Asset or any Collateral (in each case, other than Permitted Equity Encumbrances and Permitted Property Encumbrances, as applicable).

6.05                        Preservation of Existence, Etc.  (a) The Borrower shall, and shall cause each Subsidiary to, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 7.04 or 7.05 or (ii) solely in the case of a Subsidiary that is not a Loan Party, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties.  The Borrower shall or shall cause (a) all properties of the Consolidated Group (including each of their respective Real Property Assets and equipment necessary in the operation of its business) to be maintained, preserved and protected in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and (b) to be made all necessary repairs thereto and renewals and replacements thereof except, in each case under clauses (a) and (b), where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.07                        Maintenance of Insurance.

(a)                                 Subject to the requirements of Section 6.07(b) with respect to Collateral, the Borrower shall maintain or cause to be maintained, with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to properties of the Consolidated Parties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties in localities where the Borrower or the applicable Consolidated Party operates, of such types and covering such risks, and in such amounts and with such deductibles, as are customarily carried under similar circumstances by such other Persons.  Upon the reasonable request of the Administrative Agent from time to time the Borrower shall furnish or cause to be furnished to the Administrative Agent certificates of insurance evidencing the insurance carried on the properties of the Consolidated Parties.

(b)                                 With respect to each Real Property Asset that constitutes Collateral, the Borrower shall, and shall cause each Subsidiary to, or shall cause the lessee or mortgagor with respect to such Real Property Asset to, maintain: (i) property insurance with respect to all Improvements and other insurable components of such Real Property Asset (excluding anything not owned by the applicable Direct Owner), against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in “Special Form” (also known as “all-risk”) coverage and against any and all acts of terrorism and such other insurable hazards as the Administrative Agent may require, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent any Consolidated Party and the Administrative Agent from becoming a coinsurer, such insurance to be in “builder’s risk” completed value (non reporting) form during and with respect to any construction on such Real Property Asset; (ii) if and to the extent any portion of the Improvements on such Real Property Asset is, under the FDPA, in a Special Flood Hazard Area, within a Flood Zone designated A or V in a participating community, a flood insurance policy in an amount at least equal to the amount (as determined by the Administrative Agent in good faith) sufficient to meet the requirements of applicable Law and the FDPA, as such requirements may from time to time be in effect; (iii) general liability insurance, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, for the benefit of the applicable Direct Owner as named insured and the Administrative Agent as additional insured; (iv) statutory workers’ compensation insurance with respect to any work on or about such Real Property Asset (including employer’s liability insurance, if required by the Administrative Agent), covering all employees of each Subsidiary Guarantor (if any); (v) business interruption for Landlord’s rental income in an amount not less than the amount of gross rents payable in a 12 month period and which shall provide an extended period of indemnity endorsement for 360 days on an actual loss sustained basis; and (vi) such other insurance on such Real Property Asset and endorsements as may from time to time be required by the Administrative Agent (including automobile liability insurance, boiler and machinery insurance, earthquake insurance, wind insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements.  All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, limits and retentions, and in forms reasonably satisfactory to the Administrative Agent, and shall require not less than thirty (30) days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.  All insurance companies must be licensed to do business in the state in which such Real Property Asset is located and must have an A.M. Best Company financial and performance ratings of A-:IX or better.  All such insurance policies, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by the Borrower, any of its Subsidiaries or the Administrative Agent and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.  If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, or if in the Administrative Agent’s reasonable opinion the financial responsibility of such insurer is or becomes inadequate, the Borrower shall, in each instance promptly upon its discovery thereof or upon the written request of the Administrative Agent therefor, and at the Borrower’s expense, promptly obtain and deliver to the Administrative Agent a like policy (or, if and to the extent permitted by the Administrative Agent, acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Document, as the case may be.  Without limiting the discretion of the Administrative Agent with respect to required endorsements to insurance policies, all such policies for loss of or damage to such Real Property Asset (including business interruption and delayed rental insurance) shall contain a standard mortgagee clause (without contribution) naming the Administrative Agent as mortgagee and loss payee with loss proceeds payable to the Administrative Agent notwithstanding (w) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named or additional insured; (x) the occupation or use of such Real Property Asset for purposes more hazardous than permitted by the terms of any such policy; (y) any foreclosure or other action by the Administrative Agent under the Loan Documents; or (z) any change in title to or ownership of such Real Property Asset or any portion thereof, such proceeds to be held for application as provided in the Loan Documents.  The Borrower shall pay or cause to be paid all premiums on policies required hereunder as they become due and payable.  If any loss occurs at any time when the Borrower has failed to perform the Borrower’s covenants and agreements in this Section 6.07(b) with respect to any insurance payable because of loss sustained to any part of such Real Property Asset whether or not such insurance is required by the Administrative Agent, the Administrative Agent shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for any Consolidated Party to the same extent as if it had been made payable to the Administrative Agent.

(c)                                  The Borrower shall (i) deliver to the Administrative Agent the certificates evidencing each renewal or substitute insurance policy required pursuant to Section 6.07(b) (or to the extent permitted by the Administrative Agent, a copy of the original policy and such evidence of insurance acceptable to the Administrative Agent), with all premiums fully paid current, at least ten (10) days before the termination of the policy it renews or replaces and (ii) promptly deliver to the Administrative Agent evidence satisfactory to the Administrative Agent of the timely payment of all premiums on the policies required pursuant to Section 6.07(b).

(d)                                 The Borrower shall, and shall cause each Subsidiary to, comply or cause compliance with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting any Real Property Asset constituting Collateral.

(e)                                  The Administrative Agent may retain, at the Borrower’s sole expense, an independent insurance consultant to evaluate the sufficiency of the insurance to be carried pursuant to Section 6.07(b) and to advise the Administrative Agent with respect to such other insurance as may be necessary and prudent to protect the Secured Parties’ security for repayment of the Obligations; provided, however, that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall only be obligated to pay for such independent evaluation one (1) time per calendar year.

(f)                                   Upon any foreclosure of any Mortgage or transfer of title to any Real Property Asset in extinguishment of the whole or any part of the Obligations, all of the Loan Parties’ right, title and interest in and to the insurance policies referred to in Section 6.07 (including unearned premiums) and all Insurance Proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive all Insurance Proceeds for loss of or damage to each Real Property Asset constituting Collateral, regardless of whether or not any insurance policies are required by the Administrative Agent, and the expenses incurred by the Administrative Agent, including reasonable attorneys’ fees, in the adjustment and collection of insurance proceeds shall be a part of the Obligations and shall be due and payable to the Administrative Agent on demand.  The Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to any Loan Party unless determined by a court of competent jurisdiction by a final and nonappealable judgment to arise from the bad faith, gross negligence or willful misconduct of the Administrative Agent.  Upon the occurrence and during the continuance of an Event of Default, any Insurance Proceeds received by the Administrative Agent shall, after deduction therefrom of all expenses incurred by the Administrative Agent, including reasonable attorneys’ fees, at the Administrative Agent’s option be (i) released to the Borrower, (ii) applied (upon compliance with such terms and conditions as may be required by the Administrative Agent) to the restoration, either partly or entirely, of the Real Property Asset so damaged, or (iii) applied to the payment of the Obligations in such order and manner as the Administrative Agent, in its sole discretion, may elect, whether or not due.  In any event, the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused.

6.08                        Compliance with Laws.  The Borrower shall, and shall cause each Subsidiary to, comply with all Laws and requirements of Governmental Authorities (including, without limitation, Environmental Laws and all zoning and building codes with respect to its Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) the failure to do so would not reasonably be expected to have a Material Adverse Effect or expose the Administrative Agent or Lenders to any material liability therefor.

6.09                        Books and Records.  The Borrower shall, and shall cause each Subsidiary to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.10                        Inspection Rights.  The Borrower shall, and shall cause each Subsidiary to, permit representatives and independent contractors of the Administrative Agent and each Lender on five (5) Business Days’ advance notice to the Borrower, to visit and inspect, subject to the rights of the lessees under Ground Net Leases, any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, in the case of Real Estate Assets subject to a Ground Net Lease, subject, except with respect to examining its corporate, financial and operating records, to the rights of the lessees under such Ground Net Leases, all at the expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower (and with the Borrower and its representatives in attendance); provided, that unless an Event of Default has occurred and is continuing, such visits shall be limited to once in any calendar year and only one such visit by the Administrative Agent per calendar year shall be at the expense of the Borrower; provided further, the Administrative Agent, the Lenders and their representatives shall use commercially reasonable efforts to minimize disruption with the business of the lessees under the Ground Net Leases and disturbance of such lessees in violation of the applicable Ground Net Leases.

6.11                        Use of Proceeds.  The Borrower shall, and shall cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12                        Springing Mortgage Requirement; Additional Subsidiary Guarantors.

(a)                                 Upon the occurrence of (x) a Springing Mortgage Covenant Event relating to clause (a) or (b) of the definition thereof, the Borrower shall cause the Direct Owner of each Borrowing Base Asset or (y), a Springing Mortgage Covenant Event relating to clause (c) of the definition thereof, the Borrower shall cause the Direct Owner of the applicable Borrowing Base Asset, to promptly (and in any event within sixty (60) days thereafter (or such later date as the Administrative Agent may agree in writing) execute (as applicable) and/or deliver to the Administrative Agent:

(i)                                     a Mortgage, in form and substance reasonably satisfactory to the Administrative Agent, with the maximum secured amount recoverable in any jurisdiction imposing a mortgage recording, documentary stamp, intangibles or similar tax limited to the Appraised Value of such Borrowing Base Asset and subject only to such other modifications as may be required under local law, and/or such other Collateral Documents, in form and substance reasonably satisfactory to the Administrative Agent, as may be reasonably requested by the Administrative Agent, in each case together with related Uniform Commercial Code financing statements and instruments of transfer required by law or reasonably requested by the Administrative Agent to be filed in order to create in favor of the Administrative Agent a first priority perfected lien in such Borrowing Base Asset and in such other Collateral in connection therewith, and, in the case of a Loan Asset, to effect a transfer of the underlying loan and note documents to be possessed by the Administrative Agent, all of which shall be delivered to be so possessed and/or properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or reasonably requested (and all mortgage recording or similar taxes, and all fees and charges in connection with such filing, registration or recording shall be paid);

(ii)                                  a joinder agreement in substantially the form attached hereto as Exhibit H, (in each case to the extent such Direct Owner is not already a Subsidiary Guarantor)

(iii)                               such documents and certificates as Administrative Agent may reasonably request relating to the organization, existence and good standing of the Direct Owner of such Borrowing Base Asset, and the authorization of the transactions and documents described in this Section, all in form and substance satisfactory to the Administrative Agent (in each case, to the extent not already executed and/or delivered);

(iv)                              favorable written legal opinions of counsel for the Loan Parties, covering matters customarily addressed in connection with the grant of a real estate mortgage and relating to the documents delivered pursuant to this Section as the Administrative Agent shall reasonably request, including favorable customary written opinions from local counsel to the Loan Parties in the jurisdiction in which any Collateral Documents or Uniform Commercial Code financing statements are to be filed, confirming the creation and perfection of the liens on and security interests in the Collateral, in form and substance satisfactory to the Administrative Agent;

(v)                                 a title insurance policy and modifications to the existing “tie-in” endorsements, to the extent available, contained in the existing title insurance policies for such Borrowing Base Asset, in each case, in form and substance satisfactory to the Administrative Agent with the effect that, pursuant to such “tie-in” endorsements, the lien of the Mortgage on such Borrowing Base Asset, is insured for the aggregate of the amount of the individual title insurance policies, to the extent available;

(vi)                              evidence that no Improvements located on the Ground Net Lease Asset or the underlying mortgaged Real Property Asset, as applicable, are located within a Special Flood Hazard Area or, if any are, evidence that the flood insurance prescribed herein has been obtained, in each case, in form and substance satisfactory to the Administrative Agent;

(vii)                           evidence, in form and substance satisfactory to the Administrative Agent, that all insurance policies required to be in effect with respect to such Borrowing Base Asset pursuant to the terms of this Agreement are in effect;

(viii)                        if requested by the Administrative Agent, a physical inspection report addressed to the Administrative Agent prepared by an architect or engineer acceptable to the Administrative Agent and which physical inspection report shall be dated no more than ninety (90) days prior to the date of delivery thereof and shall otherwise be in form and substance satisfactory to the Administrative Agent and in accordance with its guidelines (or if no such guidelines exist, generally accepted industry standards), including a certification by a qualified engineer of such firm that such engineer has made an on-site physical examination of such Borrowing Base Asset, and including the estimated cost of any repair, improvement or other action;

(ix)                              such other documents, estoppels, opinions, information and materials, including any supplements, updates, bring downs and/or more recently prepared or dated versions of any items described in Section 2.18(a) and delivered on or prior to the Closing Date or pursuant Section 2.18(a), in each case without giving effect to whether the Investment Grade Release has occurred, with respect to such Borrowing Base Asset (each, in form and substance satisfactory to Administrative Agent), as may be reasonably requested by Administrative Agent; and

(x)                                 payment of Administrative Agent’s reasonable out-of-pocket counsel fees and other reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection with such Mortgage and other Collateral Documents.

(b)                                 If any Subsidiary of the Operating Partnership that is not a Subsidiary Guarantor becomes a borrower or a guarantor of, or otherwise incurs a payment obligation in respect of, any Unsecured Debt (each such Subsidiary being referred to as a “New Subsidiary Guarantor”), then:

(i)                                     within five (5) Business Days (or such longer period as the Administrative Agent shall agree) of such event, the Borrower shall:

(A)                               notify the Administrative Agent in writing of such event and the name of such New Subsidiary Guarantor;

(B)                               provide the Administrative Agent with the U.S. taxpayer identification for such New Subsidiary Guarantor; and

(C)                               provide the Administrative Agent and each Lender with all documentation and other information that the Administrative Agent or any Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act; and

(ii)                                  within 30 days (or such longer period as the Administrative Agent shall agree) of such event, the Borrowers shall deliver, or cause to be delivered, to the Administrative Agent, at the Borrower’s sole expense, each of which shall be originals, or e-mail (in a .pdf format) or facsimiles (followed promptly by originals) unless otherwise specified, each of which documents to be signed by any New Subsidiary Guarantor shall be properly executed by a Responsible Officer of such signing New Subsidiary Guarantor and each in form and substance satisfactory to the Administrative Agent and the Required Lenders:

(A)                               a joinder agreement in substantially the form attached hereto as Exhibit H, together with all of the items described in Sections 4.01(a)(iv), 4.01(a)(v) and 4.01(a)(viii) with respect to each New Subsidiary Guarantor (in each case to the extent not already a Subsidiary Guarantor); and

(B)                               if required by the Administrative Agent, favorable opinions of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender as to such matters as the Administrative Agent may reasonably request concerning such New Subsidiary Guarantor and the Loan Documents to which such New Subsidiary Guarantor is a party.

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any such “know your customer” or similar investigation conducted by the Administrative Agent with respect to any New Subsidiary Guarantor are not reasonably satisfactory to the Administrative Agent, such New Subsidiary Guarantor shall not be permitted to become a Guarantor, and for the avoidance of doubt no Default shall occur as a result thereof.

6.13                        Anti-Corruption Laws.  The Borrower shall, and shall cause each Subsidiary to, conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws, in each case, in all material respects.

6.14                        Information Regarding Collateral.  The Borrower shall, and shall cause each Grantor to, provide the Administrative Agent not less than ten Business Days’ prior written notice (in the form of certificate signed by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, before effecting any change (i) in any Grantor’s legal name, (ii) in the location of any Grantor’s chief executive office, (iii) in any Grantor’s identity or organizational structure, (iv) in any Grantor’s U.S. taxpayer identification number or organizational identification number, if any, or (v) in any Grantor’s jurisdiction of organization or incorporation (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction).  Such notice shall clearly describe such change and provide such other information in connection therewith as the Administrative Agent may reasonably request.  In addition, prior to any such change, the Borrower shall, and shall cause each Grantor to, take all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable.  The Grantors hereby agree to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.  Notwithstanding the foregoing or anything else to the contrary contained herein or in any other Loan Document, the Borrower agrees that it will, and will cause each other Grantor to, at all times maintain its jurisdiction of organization as Delaware or one of the other States within the United States of America.

6.15                        Maintenance of REIT Status; Stock Exchange Listing.  The Borrower shall, at all times continue to (a) be organized and operated in a manner that will allow the Borrower to qualify as a REIT and (b) remain publicly traded with each class of its common Equity Interests listed on the New York Stock Exchange.

6.16                        Appraisals.  The Borrower shall, and shall cause each Subsidiary to, cause each of the Borrowing Base Assets at all times to be the subject of a Current Appraisal; reimburse the Administrative Agent for the cost of obtaining and reviewing any Appraisal obtained by the Administrative Agent (i) at the request of the Borrower, (ii) with respect to any Nominated Asset or Borrowing Base Asset or (iii) during an Event of Default; and cooperate with the

Administrative Agent and its appraiser with respect to any such Appraisal, including by using reasonable best efforts to provide the appraisers with access upon reasonable prior notice to the applicable property to be appraised, the books and records of the Direct Owner thereof and all assets or proposed assets subject to such appraisal.

6.17                        Further Assurances.  The Borrower shall, and shall cause each Loan Party to, promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the full extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

ARTICLE VII.            NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (in each case, other than contingent indemnification and reimbursement obligations for which no claim has been asserted), or any Letter of Credit shall remain outstanding (that has not been Cash Collateralized):

7.01                        Liens.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on:

(a)                                 any Borrowing Base Asset that is not Collateral (or any income from or proceeds of any thereof), other than Permitted Property Encumbrances;

(b)                                 any Equity Interest in the Direct Owner of any Borrowing Base Asset if such Equity Interest is not Collateral (or any income from or proceeds of any thereof), other than Permitted Equity Encumbrances;

(c)                                  any Equity Interest in any Indirect Owner of the Direct Owner of any Borrowing Base Asset if such Equity Interest is not Collateral (or any income from or proceeds of any thereof), other than Permitted Equity Encumbrances; or

(d)                                 any Collateral, other than (i) Liens pursuant to any Loan Document, (ii) Liens that secure Secured Pari Passu Obligations, (iii) solely in the case of Collateral constituting Equity Interests, Permitted Equity Encumbrances and (iv) solely in the case of Collateral other than Equity Interests, Permitted Property Encumbrances;

or sign, file or authorize under the Uniform Commercial Code of any jurisdiction a financing statement that includes in its collateral description any portion of any Collateral, any Borrowing

Base Asset, any Equity Interest in the Direct Owner of any Borrowing Base Asset, any Equity Interest in any Indirect Owner of the Direct Owner of any Borrowing Base Asset, or any income from or proceeds of any of the foregoing, except in each case, to perfect a Lien permitted pursuant to this Section 7.01.

7.02                        Investments.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make or hold any Investments, except:

(a)                                 Investments held in the form of cash or Cash Equivalents;

(b)                                 intercompany loans and advances among Consolidated Parties;

(c)                                  Investments in Ground Net Leases (including through the purchase or other acquisition of all of the Equity Interests of any Person that owns a Ground Net Lease);

(d)                                 Investments in unimproved land holdings (including through the purchase or other acquisition of all of the Equity Interests of any Person that owns unimproved land holdings);

(e)                                  Investments consisting of commercial mortgage or mezzanine loans (whether originated or acquired by a Consolidated Party);

(f)                                   Investments in Investment Affiliates (including through the purchase or other acquisition of Equity Interests in any Investment Affiliate);

(g)                                  Loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business;

(h)                                 Guarantees permitted by Section 7.03; and

(i)                                     Investments in Swap Contracts to the extent resulting in Indebtedness permitted under Section 7.03.

provided that (i) the aggregate amount of all Investments of the type described in clause (d) of this Section 7.02 shall not at any time exceed 10% of Total Asset Value and (ii) the aggregate amount of all Investments of the type described in clauses, (d), (e) and (f) of this Section 7.02 shall not at any time exceed 25% of Total Asset Value;

provided, further, that notwithstanding the foregoing, in no event shall any Investment of the types described in Section 7.02(c) through (e) be consummated if, (i) immediately before or immediately after giving effect thereto, an Event of Default shall have occurred and be continuing or would result therefrom (except with respect to the performance of any acquisition agreement entered into prior to the occurrence of any Default hereunder that results in an Investment of not more than $25,000,000) or (ii) the Loan Parties would not be in compliance, on a pro forma basis, with the provisions of Section 7.11.

For purposes of this Section 7.02, determinations of whether an Investment is permitted will be made after giving effect to such Investment.

7.03                        Indebtedness.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 after the occurrence of the Investment Grade Release, Unsecured Debt and Secured Debt that constitutes Secured Pari Passu Obligations; provided that at the time of the incurrence of such Unsecured Debt or Secured Debt, as the case may be, and immediately after giving effect thereto (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) Availability equals or exceeds zero ($0) and (iii) the Loan Parties are in compliance, on a pro forma basis, with the provisions of Section 7.11; and

(c)                                  Secured Debt that does not constitute Secured Pari Passu Obligations; provided that at the time of the incurrence of such Secured Debt (including any Liens associated therewith) and immediately after giving effect thereto (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Loan Parties are in compliance, on a pro forma basis, with the provisions of Section 7.11;

7.04                        Fundamental Changes.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                 any Subsidiary may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries, provided, that when any Grantor or Subsidiary Guarantor is merging with another Subsidiary, a Grantor or Subsidiary Guarantor, as applicable, shall be the continuing or surviving Person;

(b)                                 any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary; provided that (i) if the transferor in such a transaction is a Grantor or Subsidiary Guarantor, then the transferee must be a Grantor or a Subsidiary Guarantor, as applicable, (ii) if the property subject to such Disposition includes any Borrowing Base Asset, then, upon consummation of such Disposition such property shall either continue to qualify as a Borrowing Base Asset or shall have been removed as a Borrowing Base Asset pursuant to a Release Transaction in accordance with the provisions of Section 2.18(c), and (iii) if the property subject to such Disposition includes any Collateral, then, upon consummation of such Disposition such property shall either continue to constitute Collateral or the Borrowing Base Asset constituting or related to such Collateral shall have been removed as a Borrowing Base Asset pursuant to a Release Transaction in accordance with the provisions of Section 2.18(c);

(c)                                  Dispositions that are permitted under Section 7.05, and Investments that are permitted under Section 7.02, shall be permitted under this Section 7.04; provided, that in the case of any Disposition made in connection with a merger or consolidation, such transaction must also be permitted pursuant to Section 7.04(a) or 7.04(d), as applicable; and

(d)                                 Any Subsidiary may merge or consolidate with any Person that is not a Subsidiary in connection with an Investment permitted under Section 7.02 or a Disposition permitted under Section 7.05; provided that (i) in the case of a merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person and (ii) in the case of any merger or consolidation involving a Grantor or a Subsidiary Guarantor and not involving the Borrower, either (x) the continuing or surviving Person shall cease to be a Subsidiary or (y) the continuing or surviving Person must be a Grantor or a Subsidiary Guarantor, as applicable (or become a Grantor or a Subsidiary Guarantor, as applicable, upon the consummation thereof)

7.05                        Dispositions.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make any Disposition or, in the case of any Subsidiary, issue, sell or otherwise Dispose of any of such Subsidiary’s Equity Interests to any Person, except that, so long as no Default exists or would result therefrom:

(a)                                 Dispositions permitted by Section 7.03 and 7.04 and, notwithstanding anything in this Section 7.05 to the contrary, Dispositions permitted by Section 7.06;

(b)                                 Dispositions among the Borrower and its Subsidiaries; provided that (i) if the transferor is a Grantor or a Subsidiary Guarantor, then the transferee must be a Grantor or a Subsidiary Guarantor, as applicable, (ii) if the property subject to such Disposition includes any Borrowing Base Asset, then, upon consummation of such Disposition such property shall either continue to qualify as a Borrowing Base Asset or shall have been removed as a Borrowing Base Asset pursuant to a Release Transaction in accordance with the provisions of Section 2.18(c) and (iii) if the property subject to such Disposition includes any Collateral, then, upon consummation of such Disposition such property shall either continue to constitute Collateral or the Borrowing Base Asset constituting or related to such Collateral shall have been removed as a Borrowing Base Asset pursuant to a Release Transaction in accordance with the provisions of Section 2.18(c);

(c)                                  the issuance, sale or other Disposition of limited partnership interests of the Operating Partnership, but solely to the extent that, after giving effect thereto, a Change of Control has not occurred;

(d)                                 the Disposition of any property (including Equity Interests in Subsidiaries) that does not constitute a Borrowing Base Asset or Collateral, so long as the Loan Parties are in compliance with the provisions of Section 7.11 on a pro forma basis immediately after giving effect to the consummation of such Disposition; and

(e)                                  the Disposition of any property constituting a Borrowing Base Asset or Collateral so long as contemporaneously with the consummation of such Disposition such property is released pursuant to Section 2.18(c).

7.06                        Restricted Payments.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, that:

(a)                                 each Subsidiary of the Borrower may declare and make Restricted Payments ratably to the holders of such Subsidiary’s Equity Interests according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                                 with respect to the fiscal year of the Borrower ending December 31, 2017, the Borrower may declare and make, directly or indirectly,

(i)                                     any Restricted Payment so long as no Event of Default shall have occurred and be continuing or would result therefrom; and

(ii)                                  if an Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an aggregate amount equal to the amount required to be paid by the Borrower to its equity holders in order for the Borrower to (x) maintain its qualification as a REIT and (y) avoid the payment of federal or state income or excise tax; provided, however, no Restricted Payments shall be permitted under this clause (b)(ii) following an acceleration of the Obligations pursuant to Section 8.02 or during the continuance of an Event of Default under Section 8.01(a), (f) or (g);

(c)                                  with respect to the fiscal year of the Borrower ending December 31, 2018 and each fiscal year of the Borrower thereafter, the Borrower may declare and make, directly or indirectly, Restricted Payments in an aggregate amount equal to the greater of (i) 110% of “Adjusted Funds From Operations” (calculated on a basis consistent with the Form S-11) for such fiscal year and (ii) the amount of Restricted Payments required to be paid by the Borrower to its equity holders in order for the Borrower to (x) maintain its qualification as a REIT and (y) avoid the payment of federal or state income or excise tax; provided, however, no Restricted Payments shall be permitted under this clause (c) following an acceleration of the Obligations pursuant to Section 8.02 or during the continuance of an Event of Default under Section 8.01(a), (f) or (g);

(d)                                 so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may purchase, redeem, retire, acquire, cancel or terminate its Equity Interests so long as after giving effect thereto the Loan Parties are in compliance with the provisions of Section 7.11 on a pro forma basis immediately after giving effect to the making of such Restricted Payment; and

(e)                                  any Consolidated Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests in such Person.

7.07                        Change in Nature of Business.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, engage in any material line of business other than those lines of business described in the Form S-11 and any business substantially related, incidental, ancillary or complimentary thereto.

7.08                        Transactions with Affiliates.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate of the Borrower; provided that the foregoing restriction shall not apply to (a) Investments and Restricted Payments expressly permitted hereunder, (b) payment of customary fees, indemnities and reasonable out of pocket expenses to directors, officers, managers and employees in the ordinary course of business, (c) employment and severance arrangements in the ordinary course of business, (d) transactions by and among the Loan Parties or (e) transactions and payments pursuant to the Management Agreement.

7.09                        Burdensome Agreements.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement or any other Loan Document and Permitted Pari Passu Provisions) that limits the ability of (a) any Subsidiary to make Restricted Payments to the Borrower or a Loan Party, (b) any Subsidiary to Guarantee the Obligations, (c) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on any Borrowing Base Assets or any Collateral or (d) the Borrower or any Subsidiary to otherwise transfer (including by way of a pledge) property to the Borrower or a Loan Party, provided, that (i) clauses (a) and (d) above shall not prohibit any Negative Pledge incurred or provided in favor of any holder of Secured Debt or the lessor of a Capital Lease, in each case, with respect to any Real Property Asset or other asset that is neither Collateral nor a Borrowing Base Asset solely to the extent any such Negative Pledge relates to the Real Property Asset or other asset financed by or the subject of such Secured Debt or Capital Lease, as applicable, or securing such Indebtedness, (ii) clause (d) above shall not prohibit any agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets or the encumbrance of specific assets so long as such conditions are no more restrictive than the conditions in this Agreement, (iii) clause (d) above shall not prohibit any Negative Pledge contained in any agreement in connection with a Disposition not prohibited by this Agreement (provided that such limitation shall only be effective against the assets or property that are the subject of Disposition), (iv) clauses (a) and (d) above shall not apply to customary limitations on Restricted Payments contained in the constituent documents of, or joint venture agreements or other similar agreements entered into in the ordinary course of business that are applicable solely to Subsidiaries that are not Wholly-Owned Subsidiaries, and (v) clauses (a) and (d) above shall not apply to any encumbrance or restriction consisting of customary non-assignment provisions in agreements entered into in the ordinary course, other than any agreement affecting, relating to, or entered into in connection with, any Borrowing Base Asset or any Collateral.

7.10                        Use of Proceeds.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11                        Financial Covenants.  The Borrower shall not, nor shall it permit any Subsidiary to:

(a)                                 Total Leverage Ratio.  Permit the Total Leverage Ratio to be greater than 70% as of any date.  Notwithstanding the foregoing, the Loan Parties shall be permitted to increase the maximum Total Leverage Ratio to 75% for any period not to exceed 180 consecutive days; provided that in no event may such ratio exceed 70% for more than 180 consecutive days in any 360 consecutive day period.

(b)                                 Fixed Charge Coverage Ratio.  Permit the ratio of Consolidated EBITDA to Fixed Charges to be less than 1.45:1.00 as of the last day of any fiscal quarter of the Borrower for the period of four fiscal quarters ended on such date.

(c)                                  Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth on any date to be less than the sum of (i) $                                  [75% of Consolidated Tangible Net Worth as of the date of the most recent financial statements of the Borrower that are available as of the Closing Date], and (ii) an amount equal to 75% of the Net Proceeds of all Equity Issuances effected by the Borrower after the date of the most recent financial statements of the Borrower that are available as of the Closing Date, excluding any such Net Proceeds that are applied to purchase, redeem or otherwise acquire Equity Interests issued by the Borrower within 90 days of receipt of such Net Proceeds.

(d)                                 Secured Leverage Ratio.  Permit the Secured Leverage Ratio to be greater than 70% as of any date.  Notwithstanding the foregoing, the Loan Parties shall be permitted to increase the maximum Secured Leverage Ratio to 75% for any period not to exceed 180 consecutive days; provided that in no event may such ratio exceed 70% for more than 180 consecutive days in any 360 consecutive day period.

(e)                                  Maximum Secured Recourse Debt.  Permit Total Secured Debt that is Recourse Debt to exceed 5% of Total Asset Value as of any date.

7.12                        Sanctions.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to knowingly fund any activities of or business with any individual or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer or otherwise) of Sanctions.

7.13                        Anti-Corruption Laws; Anti-Money Laundering.

(a)                                 The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

(b)                                 The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, knowingly engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any applicable law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering or violate these laws or any other applicable anti-money laundering law or engage in these actions.

7.14                        Amendments, Waivers and Terminations of Certain Agreements.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, amend, modify, supplement or otherwise change, cancel, terminate or waive in any respect:

(a)                                 the terms of any of its Organization Documents without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes (i) would materially impair the rights or interests of the Administrative Agent or any Lender in any Collateral or (ii) would adversely affect in any material respect any other rights or interests of the Administrative Agent, any of the L/C Issuers or any of the Lenders hereunder or under any of the other Loan Documents; or

(b)                                 the terms or provisions of any agreement constituting or related to any Eligible Loan Asset or Eligible Ground Net Lease Asset that is included in the calculation of the Borrowing Base Amount, other than amendments and modifications that could not reasonably be expected to have a material adverse effect on the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party and are not adverse in any material respect to the Administrative Agent or the Lenders.

7.15                        Accounting Changes; Fiscal Year.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make any change in its (a) accounting policies or reporting practices except as required or permitted by GAAP or (b) fiscal year.

ARTICLE VIII.       EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16 or Section 10.21 or Article VII, (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty or (iii) any Grantor fails to perform or observe any term, covenant or agreement contained in any Collateral Document to which it is a party; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days (or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days, such additional period of time as may be reasonably necessary to cure same, not to exceed sixty (60) days); or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made or any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be incorrect or misleading in any respect after giving effect to such qualification when made or deemed made; or

(e)                                  Cross-Default.  (i) The Borrower or any Significant Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues beyond the applicable grace period, if any, in respect of any Recourse Indebtedness or Guarantee of Recourse Indebtedness (other than Indebtedness arising under the Loan Documents and Indebtedness under Swap Contracts), having an aggregate principal amount, individually or in the aggregate with all other Recourse Indebtedness as to which such a failure exists, of more than $50,000,000, or (B) fails to observe or perform any other agreement or condition relating to such Recourse Indebtedness or Guarantee of Recourse Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (B) shall not apply to any Indebtedness that becomes due as a result of customary non-default mandatory prepayments resulting from asset sales, casualty or condemnation events, the incurrence of Indebtedness or issuances of Equity Interests; (ii) the Borrower or any Significant Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues beyond the applicable grace period, if any, in respect of any Non-Recourse Indebtedness or Guarantee of Non-Recourse Indebtedness (other than Indebtedness arising under the Loan Documents and Indebtedness under Swap Contracts), having an aggregate principal amount, individually or in the aggregate with all other Non-Recourse Indebtedness as to which such a failure exists, of more than $125,000,000, or (B) fails to observe or perform any other agreement or condition relating to such Non-Recourse Indebtedness or Guarantee of Non-Recourse Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such

Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (B) shall not apply to any Indebtedness that becomes due as a result of customary non-default mandatory prepayments resulting from asset sales, casualty or condemnation events, the incurrence of Indebtedness or issuances of Equity Interests; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Significant Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Significant Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Significant Subsidiary as a result thereof is greater than $50,000,000; or

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) The Borrower or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)                                 Judgments.  There is entered against the Borrower or any Significant Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 90 consecutive days during which such judgment is not discharged or dismissed or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.

(i)                                     (i) if any Termination Event with respect to a Plan or Multiemployer Plan shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan or Multiemployer Plan and the insufficiency of any and all other Plans and Multiemployer Plans with respect to which such a Termination Event shall occur and be continuing (or, in the case of a Multiple Employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall occur and be continuing and in the case of a liability with respect to a Termination Event which is or could be a liability of the Borrower rather than a liability of the Plan, the liability of the Borrower) is equal to or greater than $10,000,000 and which the Required Banks reasonably determine will have a Material Adverse Effect; or

(ii)                                  if, any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $10,000,000 and which the Required Banks reasonably determine will have a Material Adverse Effect; or

(iii)                               any assets of the Borrower shall constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code; or

(j)                                    Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Consolidated Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k)                                 Collateral Documents.  Any Collateral Document after delivery thereof shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Property Encumbrances or Permitted Equity Encumbrances, as applicable) on the Collateral purported to be covered thereby; or

(l)                                     Change of Control.  There occurs any Change of Control.

8.02                        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)                                 exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent, any L/C Issuer or any Lender.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.                ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.  Each of the Lenders and L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)                            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or the Super Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06                        Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval (not to be unreasonably withheld, delayed or conditioned) of the Borrower (unless an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower so long as no Event of Default has occurred and is continuing (such consent not to be unreasonably withheld, delayed or conditioned, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)                                 Any resignation by, or removal of, Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07                        Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunner, Arrangers or [other titles as necessary] listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09                        Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10                        Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, the Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification and reimbursement obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of, or to be sold or otherwise disposed of, as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (iii) upon consummation of a Release Transaction relating to such property in accordance with Section 2.18(c), (iv) upon the occurrence of the Investment Grade Release or (v) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b)                                 to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person is not required to be a Subsidiary Guarantor pursuant to the terms hereof.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11        ERISA.

Each Lender that is a Lender on the Closing Date represents and warrants to the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, for the benefit of either Borrower or any other Credit Party, that as of the Closing Date such Lender is not and will not be (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

ARTICLE X.                     MISCELLANEOUS

10.01                 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)                                  change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected;

(f)                                   change any provision of this Section or the definitions of “Required Lenders” or “Super Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)                                  release (i) all or substantially all of the value of the Guaranty (excluding, for the avoidance of doubt, a release of applicable Subsidiary Guarantors made pursuant to the Investment Grade Release)or (ii) the Operating Partnership from the Guaranty, in each case, without the written consent of each Lender; or

(h)                                 release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein,

(i)                                     no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(ii)                                  the Administrative Agent and the Borrower may, with the consent of the other (but without the consent of any Lender or other Loan Party), amend, modify or supplement this Agreement and any other Loan Document:

(A)                               to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of the Administrative Agent or any Lender, or

(B)                               to add a “Subsidiary Guarantor” in accordance with the applicable provisions of this Agreement and the other Loan Documents.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Lenders participating in any Incremental Revolving Increase or Incremental Term Loan Facility, the Administrative Agent and the Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement , in each case subject to the limitations in Section 2.15, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

10.02                 Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower or any other Loan Party, the Administrative Agent or any L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML (financial products Markup Language) messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, any L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY

OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, willful misconduct or gross negligence of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc. Each of the Borrower, the Administrative Agent and each of the L/C Issuers may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, and Letter of Credit Applications) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify, jointly and severally, the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, willful misconduct or gross negligence of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses. Without limiting any other Loan Document, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel, taken as a whole, and, if applicable, one local counsel in each material jurisdiction, for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any

Lender or any L/C Issuer (including the fees, charges and disbursements of one counsel for the Administrative Agent, the Lenders and the L/C Issuers, taken as a whole, and, if applicable, one local counsel in each material jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and including, in each case under clauses (i) through (iii) above, as applicable, (1) appraisal and re-appraisal costs, to the extent required to be paid by the Borrower, and survey costs; (2) title insurance charges and premiums; (3) title search or examination costs, including abstracts, abstractors’ certificates and uniform commercial code searches; (4) judgment and tax lien searches; (5) escrow fees; (6) fees and costs of environmental investigations, site assessments and remediations; (7) recordation taxes, documentary taxes, transfer taxes and mortgage taxes; (8) filing and recording fees; (9) loan brokerage fees; (10) actual and reasonable fees and costs in connection with the addition or release of any Real Property Asset as a Borrowing Base Asset; and (11) actual and reasonable fees and costs in connection with any Mortgage with respect to such Borrowing Base Asset.

(b)                                 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Environmental Affiliate, any violation by the Borrower or an Environmental Affiliate of any applicable Environmental Law, the breach of any environmental representation or warranty set forth herein or any Environmental Claim related in any way to the Borrower or any Environmental Affiliate, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the the material breach, bad faith, gross negligence or willful misconduct of such Indemnitee, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (ii) result from a dispute solely among Indemnitees and not involving any act or omission of the Borrower or any of its Affiliates (other than, with respect to the Administrative Agent, any of the Arrangers or any other agent or arranger under this Agreement, any dispute involving such Person in its capacity or in fulfilling its role as such). Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Borrower, the Arrangers, the Lenders or the Administrative Agent shall assert, and each hereby waives, and acknowledges that no other Person shall have, any claim against any of the Borrower, the Arrangers, the Lenders or the Administrative Agent, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, willful misconduct or gross negligence of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned).

(ii)                                  Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)                               Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)                               the consent of each L/C Issuer shall be required for any assignment.

(iv)                              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi)                              Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such

Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Upon the written request of the Borrower, the Administrative Agent shall provide copies of the Register to the Borrower, and the Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any L/C Issuer, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender that is an L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, such Lender may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as an L/C Issuer. If any Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the resigning L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

10.07                 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or Section 10.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08                 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party (in each case, other than the accounts pledged to secure the CMBS Financing pursuant to the documents related thereto and any other account held for the benefit of another Person) against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12                 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13                 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstances exist hereunder that gives the Borrower the rights to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(a)                                 the Administrative Agent shall have received the assignment fee (if any) specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, which vote shall count towards the approval of the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)                                 SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF

ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, amendment and restatement, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Bookrunner and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Bookrunner and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers, the Bookrunner and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger, the Bookrunner nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Bookrunner and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger, the Bookrunner nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  Each Loan Party agrees it will not claim that any of the Administrative Agent, any Arranger, the Bookrunner or any Lender has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to such Loan Party, in connection with any transactions contemplated hereby.

10.17                 Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, amendments and restatements or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.18                 USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of

Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19                 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender or any L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or any L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or any L/C Issuer that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.21                 Appraisals.  (a) Whenever the Borrower is obligated to reimburse the cost of any Appraisal hereunder, the obligation to reimburse such cost shall be a part of the Obligations and shall be due and payable to the Administrative Agent not later than ten Business Days after written demand therefor.

(b)                                 Promptly following a written request from the Borrower, so long as no Default has occurred and is continuing, the Administrative Agent shall deliver a copy of any Appraisal to the Borrower after its completion.  The Administrative Agent and Lenders do not (a) represent that the presumptions or opinions in any Appraisal are relevant or accurate; (b) represent that any Appraisal has been or has not been approved by the Administrative Agent or any Lender; or (c) represent that the Administrative Agent or any Lender endorses or does not endorse the opinions set forth in any Appraisal.  The Borrower agrees that any transmittal by the Administrative Agent of any Appraisal to the Borrower is given without representation or warranty.  The Borrower will hold any Appraisal delivered by the Administrative Agent to the Borrower in confidence and will not distribute it to any other person or entity, except the Borrower’s employees, agents, attorneys, consultants, or unless compelled by Law or judicial proceedings, without the Administrative Agent’s prior written consent.  The Borrower waives any and all present and future claims, actions, causes of action, defenses and/or counterclaims which it may now or hereafter assert against the Administrative Agent or any Lender in connection with the content or accuracy of any such Appraisal, the Borrower’s use of any such Appraisal, and subsequent use of any such Appraisal by any third party to whom the Borrower provides the Appraisal.

ARTICLE XI.                MISCELLANEOUS

11.01                 Guaranty.  Each Guarantor hereby absolutely and unconditionally guarantees, jointly and severally, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof).  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations absent demonstrable error.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Anything contained in this Guaranty to the contrary notwithstanding, it is the intention of each Guarantor and the Secured Parties that the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States (Title 11, United States Code) or any comparable provisions of any similar federal or state law.  To that end, but only in the event and to the extent that after giving effect to Section 11.11, such Guarantor’s obligations with respect to the Obligations or any payment made pursuant to such Obligations would, but for the operation of the first sentence of this paragraph, be subject to avoidance or recovery in any such proceeding under applicable Debtor Relief Laws after giving effect to Section 11.11, the amount of such Guarantor’s obligations with respect to the Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under applicable Debtor Relief Laws, render such Guarantor’s obligations with respect to the Obligations unenforceable or avoidable or otherwise subject to recovery under applicable Debtor Relief Laws.  To the extent any payment actually made pursuant to the Obligations exceeds the limitation of the first sentence of this paragraph and is otherwise subject to avoidance and recovery in any such proceeding under applicable Debtor Relief Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation, and the Obligations as limited by the first sentence of this paragraph shall in all events remain in full force and effect and be fully enforceable against such Guarantor.  The first sentence of this paragraph is intended solely to preserve the rights of the Secured Parties hereunder against such Guarantor in such proceeding to the maximum extent permitted by applicable Debtor Relief Laws and neither such Guarantor, the Borrower, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under applicable Debtor Relief Laws in such proceeding.

11.02                 Rights of Lenders.  Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof (in each case, to the extent permitted hereunder): (a) amend, amend and restate, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

11.03                 Certain Waivers.  Each Guarantor waives to the fullest extent permitted by Law (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party, but excluding satisfaction thereof by way of payment) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties (in each case, other than a defense relating to payment in full of the Obligations).  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

11.04                 Obligations Independent.  The obligations of each Guarantor hereunder are those of a primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other Person or entity is joined as a party.

11.05                 Subrogation.  Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all Commitments have been terminated and all of the Obligations and any amounts payable under this Guaranty (in each case, other than contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) have been paid in full.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

11.06                 Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Commitments are terminated and all Obligations and any other amounts payable under this Guaranty (in each case, other than contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) have been paid in full in cash.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any other Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

11.07                 Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the payment in full in cash of all Obligations.  If the Secured Parties so request during the continuance of an Event of Default, any such obligation or indebtedness of the Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.

11.08                 Stay of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Borrower or any Guarantor under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by a Guarantor not subject to such stay immediately upon demand by the Secured Parties.

11.09                 Condition of the Borrower.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

11.10                 Limitations on Enforcement.  If, in any action to enforce this Guaranty or any proceeding to allow or adjudicate a claim under this Guaranty, a court of competent jurisdiction determines that enforcement of this Guaranty against any Guarantor for the full amount of the Obligations is not lawful under, or would be subject to avoidance under, Section 548 of the Bankruptcy Code or any applicable provision of comparable state law, the liability of such Guarantor under this Guaranty shall be limited to the maximum amount lawful and not subject to avoidance under such law.

11.11                 Contribution.  At any time a payment in respect of the Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who either has not made any payments or has made payments in respect of the Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Guarantor may take any action to enforce such right until all of the Obligations and any amounts payable under this Guaranty (other than, in each case, contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) have been paid in full in cash and all

Commitments are terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 11.11 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Obligations and any other obligations owing under this Guaranty.  As used in this Section 11.11, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Obligations arising under this Guaranty) on such date.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 11.11, each Guarantor who makes any payment in respect of the Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Obligations (other than, in each case, contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) have been paid in full in cash and all Commitments are terminated.  Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Majority Lenders.

11.12                 Investment Grade Release.

(a)                                 If at any time the Investment Grade Ratings Criteria is satisfied, subject to paragraph (c) of this Section, the Administrative Agent shall promptly release all of the Subsidiary Guarantors from their obligations under the Guaranty (the “Investment Grade Release”) and release all Equity Interests and other Collateral pledged pursuant to the Pledge Agreement or any other Collateral Documents, subject to satisfaction of the following conditions:

(i)                                     The Borrower shall have delivered to the Administrative Agent, on or prior to the date that is ten (10) Business Days (or such shorter period of time as agreed to by the Administrative Agent) before the date on which the Investment Grade Release is to be effected, written notice that it is requesting the Investment Grade Release, which notice shall identify the Subsidiary Guarantors to be released and the proposed effective date for the Investment Grade Release; and

(ii)                                  On the date the Investment Grade Release is to become effective, the Administrative Agent shall have received a certificate signed by a Responsible Officer, certifying that,

(A)                               the Investment Grade Ratings Criteria have been satisfied and setting forth the Debt Rating(s) as in effect, if any, from each of S&P, Moody’s and Fitch as of such date, and

(B)                               certifying that no Subsidiary Guarantor requested to be released is a borrower or guarantor of, or otherwise obligated in respect of, any Unsecured Debt or any Secured Pari Passu Obligations (other than Unsecured Debt and Secured Pari Passu Obligations in respect of which such Subsidiary Guarantor shall be released as a borrower or guarantor or other obligor substantially concurrently with the release hereunder) or is the Grantor party to a Mortgage in favor of the Administrative Agent granted in connection with the occurrence of a Springing Mortgage Covenant Event; and

(C)                               immediately before and immediately after giving effect to the Investment Grade Release, no Default has occurred and is continuing or would result therefrom.

(b)                                 Subject to paragraph (c) of this Section, upon the release of any Person pursuant to this Section 11.12, the Administrative Agent shall (to the extent applicable) return any Collateral in its possession and deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably satisfactory to the Borrower and the Administrative Agent and necessary to evidence the release of such Person from its obligations under the Loan Documents and (to the extent applicable) the discharge, release and termination of the security interests created by the Pledge Agreement and the other Collateral Documents.

(c)                                  The provisions of this Section 11.12 shall not apply to (i) any Direct Owner of a Borrowing Base Asset or any Indirect Owner of such Direct Owner in each case that is a borrower or guarantor of, or otherwise obligated in respect of, any Unsecured Debt or Secured Pari Passu Obligations (other than any Unsecured Debt or Secured Pari Passu Obligations in respect of which such Subsidiary Guarantor shall be released as a borrower or guarantor or other obligor substantially concurrently with the Investment Grade Release), (ii) any Grantor party to a Mortgage in favor of the Administrative Agent granted in connection with the occurrence of a Springing Mortgage Covenant Event.  For the avoidance of doubt, the Administrative Agent shall not release its Lien on any Collateral that was granted in connection with a Springing Mortgage Covenant Event by virtue of the occurrence of the Investment Grade Release.

[signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SAFETY, INCOME AND GROWTH, INC.

By:
Name:
Title:

[Signature Page to SFTY Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to SFTY Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and an L/C Issuer

By:
Name:
Title:

[Signature Page to SFTY Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender and an L/C Issuer

By:
Name:
Title:

[Signature Page to SFTY Credit Agreement]

BARCLAYS BANK PLC, N.A., as a Lender and an L/C Issuer

By:
Name:
Title:

[Signature Page to SFTY Credit Agreement]

[OTHER LENDERS]

[Signature Page to SFTY Credit Agreement]